Exhibit 10.1

EXECUTON COPY

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AND GUARANTY

AGREEMENT

dated as of December 15, 2022,

among

GWG Holdings, Inc., GWG Life, LLC,

GWG DLP FUNDING IV, LLC and GWG DLP FUNDING VI, LLC,

each, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

CERTAIN SUBSIDIARIES OF GWG Holdings, Inc. and GWG Life, LLC,

each, a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantor Subsidiaries,

THE LENDERS PARTY HERETO

and

Vida INSURANCE CREDIT OPPORTUNITY FUND iii gp, llc,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.	Definitions	2
1.2.	Accounting Terms	30
1.3.	Interpretation, Etc.	30

SECTION 2. LOANS
2.1.	Loans	31
2.2.	Escrow Account	32
2.3.	[Reserved]	32
2.4.	Pro Rata Shares; Obligations Several; Availability of Funds	32
2.5.	Use of Proceeds	33
2.6.	Evidence of Debt; Register; Notes	33
2.7.	Interest on Loans	34
2.8.	Lender Valuation Dispute	34
2.9.	Default Interest	35
2.10.	Fees	35
2.11.	Repayment on Maturity Date	35
2.12.	Voluntary Prepayments	35
2.13.	Mandatory Prepayments	36
2.14.	Waivable Mandatory Prepayments	36
2.15.	General Provisions Regarding Payments	36
2.16.	Ratable Sharing	37
2.17.	Collection Accounts	38
2.18.	Increased Costs; Capital Adequacy and Liquidity	40
2.19.	Taxes; Withholding, Etc.	41
2.20.	Obligation to Mitigate	44
2.21.	Defaulting Lenders	44
2.22.	Replacement of Lenders	45
2.23.	Release	46
2.24.	Collateral; Guarantees	46
2.25.	Tax Treatment	48

i

SECTION 3. CONDITIONS PRECEDENT

3.1.	Closing Date	48
3.2.	[Reserved]	51
3.3.	[Reserved]	52
3.4.	Each Credit Extension	52

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1.	Organization; Requisite Power and Authority; Qualification	52
4.2.	Equity Interests and Ownership	52
4.3.	Due Authorization	53
4.4.	No Conflict	53
4.5.	Governmental Approvals	53
4.6.	Binding Obligation	53
4.7.	[Reserved]	53
4.8.	No Material Adverse Effect	53
4.9.	Adverse Proceedings	53
4.10.	Payment of Taxes	54
4.11.	Properties	54
4.12.	[Reserved]	54
4.13.	No Defaults	54
4.14.	Investment Company Act	54
4.15.	Federal Reserve Regulations	54
4.16.	Employee Benefit Plans	54
4.17.	[Reserved]	54
4.18.	Compliance with Laws	55
4.19.	Disclosure	55
4.20.	[Reserved]	55
4.21.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	55
4.22.	Policies; SPV Credit Facilities	55
4.23.	Cases; DIP Order	56
4.24.	[Reserved]	57
4.25.	Senior Debt	57

SECTION 5. AFFIRMATIVE COVENANTS

5.1.	Financial Statements and Other Reports	57
5.2.	Existence, Licenses, Etc.	58

5.3.	Payment of Taxes	59
5.4.	[Reserved]	59
5.5.	Insurance	59
5.6.	Books and Records; Inspections	59
5.7.	Servicer Replacement	60
5.8.	Compliance with Laws	60
5.9.	[Reserved]	60
5.10.	[Reserved]	60
5.11.	RBD Asset	60
5.12.	Further Assurances	60
5.13.	[Reserved]	60
5.14.	Use of Proceeds	60
5.15.	Post-Closing Matters	61
5.16.	Bankruptcy Related Matters	61
5.17.	[Reserved]	62
5.18.	Senior Debt	62

SECTION 6. NEGATIVE COVENANTS		62

6.1.	Indebtedness	62
6.2.	Liens	63
6.3.	No Further Negative Pledges	63
6.4.	Restricted Junior Payments	64
6.5.	Restrictions on Subsidiary Distributions	64
6.6.	Investments	64
6.7.	Financial Covenants	65
6.8.	Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	65
6.9.	Sales and Leasebacks	66
6.10.	Transactions with Affiliates and Subject Entities	66
6.11.	Conduct of Business	66
6.12.	Hedge Agreements	66
6.13.	Amendments or Waivers of Organizational Documents and Certain Agreements	66
6.14.	Fiscal Year	67

6.15.	Subsidiaries	67
6.16.	Employee Plans	67
6.17.	Additional Matters	67
6.18.	Sale of Collateral	68

SECTION 7. GUARANTEE		68

7.1.	Guarantee of the Obligations	68
7.2.	Indemnity by the Borrower; Contribution by the Guarantors	68
7.3.	Liability of Guarantors Absolute	69
7.4.	Waivers by the Guarantors	71
7.5.	Guarantors’ Rights of Subrogation, Contribution, Etc.	72
7.6.	Continuing Guarantee	72
7.7.	Authority of the Guarantors or the Borrower	72
7.8.	Financial Condition of the Credit Parties	72
7.9.	Bankruptcy, Etc.	73

SECTION 8. EVENTS OF DEFAULT		73

8.1.	Events of Default	73
8.2.	Remedies	77
8.3.	Application of Payments	78

SECTION 9. AGENTS		79

9.1.	Appointment of Agents	79
9.2.	Powers and Duties	79
9.3.	General Immunity	80
9.4.	Acts in Individual Capacity	81
9.5.	Lenders’ Representations, Warranties and Acknowledgments	82
9.6.	Right to Indemnity	82
9.7.	Successor Administrative Agent and Collateral Agent	83
9.8.	Collateral Documents and Obligations Guarantee	84
9.9.	Withholding Taxes	86
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	86

SECTION 10. MISCELLANEOUS

10.1.	Notices	87
10.2.	Expenses	89

10.3.	Indemnity	90
10.4.	Set-Off	90
10.5.	Amendments and Waivers	91
10.6.	Successors and Assigns; Participations	93
10.7.	Independence of Covenants	97
10.8.	Survival of Representations, Warranties and Agreements	97
10.9.	No Waiver; Remedies Cumulative	97
10.10.	Marshalling; Payments Set Aside	97
10.11.	Severability	98
10.12.	Independent Nature of Lenders’ Rights	98
10.13.	Headings	98
10.14.	APPLICABLE LAW	98
10.15.	CONSENT TO JURISDICTION	98
10.16.	WAIVER OF JURY TRIAL	99
10.17.	Confidentiality	99
10.18.	Usury Savings Clause	100
10.19.	Counterparts	100
10.20.	Effectiveness; Entire Agreement	100
10.21.	PATRIOT Act	100
10.22.	Electronic Execution of Assignments	100
10.23.	No Fiduciary Duty	101
10.24.	DIP Order	101
10.25.	Borrower Representative	101
10.26.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	101
10.27.	Limitation of Trustee Liability	102

v

SCHEDULES:	2.1	Commitments
	2.2	RDB Asset Valuations
	2.17(a)	Closing Date Known Maturities
	4.2	Equity Interests and Ownership
	4.9	Adverse Proceedings
	4.22(a)-1	Policies in Grace
	4.22(a)-2	Certain DLP IV Policies With an Irrevocable Beneficiary
	4.22(a)-3	Certain Policies With a Revocable Beneficiary
	5.15	Post-Closing Matters
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	8.1(b)	Default in Other Agreements
	10.1	Notices
EXHIBITS:	A	Assignment Agreement
	B	Closing Date Certificate
	C	Calculation Date Report
	D	Funding Notice
	E	Escrow Agreement
	F	Form of Note
	G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes
	G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For US Federal Income Tax Purposes
	G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For US Federal Income Tax Purposes
	G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes
	H	Closing Checklist
	I	Assignment and Assumption (Sale Transaction)

THIS SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of December 15, 2022 (this “Agreement”), is by and among GWG Holdings, Inc., a Delaware corporation (“Holdings”), GWG Life, LLC, a Delaware limited liability company (“GWG Life”), GWG DLP FUNDING IV, LLC, a Delaware limited liability company (“DLP IV”), GWG DLP FUNDING VI, LLC, a Delaware limited liability company (“DLP VI” and together with Holdings, GWG Life and DLP IV, individually, collectively and in all combinations, the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto from time to time, as Guarantor Subsidiaries, the LENDERS party hereto and VIDA INSURANCE CREDIT OPPORTUNITY FUND iii gp, llc, a Delaware limited liability company (“Vida”), as Administrative Agent and Collateral Agent.

WHEREAS, on April 20, 2022 (the “Petition Date”), Holdings, GWG Life and GWG Life USA, LLC, a Delaware limited liability company (“GWG Life USA”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and management of their business pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, Holdings, GWG Life and the Guarantor Subsidiaries are parties to that certain Superpriority Secured Debtor-in-Possession Credit and Guaranty Agreement, dated as of July 21, 2022 (the “Existing Credit Agreement”), with the lenders party thereto and Chapford SMA Partnership, L.P., as Administrative Agent and Collateral Agent, under which the Bankruptcy Court approved $65,000,000 in aggregate principal amount of postpetition loans (the “Existing DIP Financing”) pursuant to a final order entered on July 18, 2022.

WHEREAS, Holdings, GWG Life and Vida Capital Inc. are parties to that certain Option Agreement (the “Option Agreement”) dated as of October 4, 2022, and pursuant to an order entered on October 11, 2022, the Bankruptcy Court approved the Option Agreement and those certain break-up fee provisions set forth in the that certain fee letter (the “Administrative Agent Fee Letter”) dated as of October 4, 2022, between the Administrative Agent and the Borrower.

WHEREAS, on October 31, 2022 (the “DLP Petition Date”), DLP IV and DLP VI (collectively with Holdings, GWG Life and GWG Life USA, each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case being administratively consolidated with the Cases) and have continued in the possession of their assets and management of their business pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested, in accordance with the Option Agreement, that the Lenders extend credit to the Borrower in the form of (i) a revolving credit facility in an aggregate principal amount of up to $40,000,000 and (ii) a term loan credit facility in an aggregate principal amount of up to $590,000,000, each pursuant to the conditions set forth in this Agreement (the “DIP Facility”), including, among other things, repaying in full all principal and interest outstanding under the Existing DIP Financing in connection with the termination of the Existing Credit Agreement, with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor Subsidiary.

WHEREAS, the priority of the DIP Facility with respect to the Collateral granted to secure the Obligations shall be as set forth in the DIP Order upon entry thereof by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1.       Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“363 Sale Transaction” means the sale of more than 20% (by face amount or value) of the life settlement portfolio assets of the DLP Entities (including, for the avoidance of doubt, a sale or transfer of more than 20% of the Equity Interests in any DLP Entity, Holdings or GWG Life, other than any such sale or transfer (i) in the form of an exchange or grant of Equity Interests to any prepetition creditor of Holdings or GWG Life (excluding, for the avoidance of doubt, creditors under SPV Credit Facilities in their capacities as such) in connection with the Cases, (ii) consisting of sales or transfers of Equity Interests of Holdings by its shareholders in connection with which sales or transfers no DLP Entity, Holdings or GWG Life receives the pecuniary benefit or (iii) which otherwise (except in the case of a bona fide financing) does not result in the receipt of (or right to receive) cash proceeds by Holdings, GWG Life or any DLP Entity) consummated under Section 363 of the Bankruptcy Code.

“Account Bank” means Wells Fargo, East West Bank or any other financial institution reasonably acceptable to the Administrative Agent, as account bank under an applicable Control Agreement.

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Administrative Agent” means Vida in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Administrative Agent Fee Letter” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent or another form reasonably acceptable to the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that for purposes of Section 6.10, the term “Affiliate” also means any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso) and provided, further that the Subject Entities shall not be deemed to be Affiliates of the Borrower.

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” as defined in the preamble hereto.

“Alternative Information Notice” as defined in Section 2.17(c).

“Anti-Corruption Laws” as defined in Section 4.21.

“Applicable Rate” means, on any day, the Interest Rate Adjustment plus the LTV Adjustment.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party, or its counsel or advisors, provides to any Agent that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).

“Approved Plan” means a Chapter 11 plan of reorganization that, unless otherwise agreed to by the Administrative Agent and the Lenders, provides for payment in full in cash of the Obligations on the plan’s effective date.

“Asset Sale” means any Disposition of assets (including, without limitation, Equity Interests), other than a Disposition made in reliance on Section 6.8(a)(i), (ii), (iii) or (v).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Assignment Notice” as defined in Section 10.6(i).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chief executive officer, president, chief operating officer, chief financial officer, chief restructuring officer, principal accounting officer, treasurer, secretary, assistant secretary, executive vice president or senior vice president of such Person; provided that when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.

“Avoidance Action” means the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code.

“Avoidance Action Proceeds” means any proceeds or property recovered, unencumbered or otherwise in connection with successful Avoidance Actions, whether by judgment, settlement or otherwise.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas and such other court including any appellate court having jurisdiction over the Cases from time to time.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than one percent (1%) per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“BEN” means, collectively, BEN Group, BEN Holdings, and Beneficient Management, L.L.C., a Delaware limited liability company.

“BEN Group” means The Beneficient Company Group, L.P., a Delaware limited partnership

“BEN Holdings” means Beneficient Company Holdings, L.P., a Delaware limited partnership.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrower Representative” as defined in Section 10.25.

“Borrower Valuation” as defined in Section 2.8.

“Borrowing” means Loans made on the same date.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York, Delaware or Minnesota, or a day on which banking institutions located in such State are authorized or required by law to remain closed.

“Calculation Date” means the tenth (10th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, as applicable, beginning on January 10, 2023, or if such day is not a Business Day, the next succeeding Business Day, and any other days that may be designated as Calculation Dates in accordance with this Agreement.

“Calculation Date Report” as defined in Section 2.17(c), which for the avoidance of doubt shall include (solely in the case of the Calculation Date Reports delivered in connection with Calculation Dates occurring in January, April, July or October of any year) a calculation of the current LTV.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, subject to Section 1.2. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, subject to Section 1.2, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Carve-Out” as defined in the DIP Order.

“Case” and “Cases” as defined in the recitals to this Agreement.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Collateral” as defined in the DIP Order.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America and backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within 270 days after such date and issued or accepted by any commercial bank organized or licensed to conduct a banking business under the laws of the United States of America, any State thereof or the District of Columbia (including Computershare Trust Company, N.A., Wells Fargo or their respective Affiliates) that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days from such date for securities described in clause (a) or clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above; (f) shares of any money market mutual fund, including a money market mutual fund offered or managed by Computershare Trust Company, N.A., Wells Fargo or their respective Affiliates, that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has ratings of at least AA+ from S&P or at least Aa1 from Moody’s; and (g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Cash Management Order” means that final order entered in the Cases by the Bankruptcy Court on July 18, 2022, which, among other matters, authorized the Borrower and the Guarantors to maintain their existing cash management system and open new bank accounts in accordance with the Cash Management Order, together with any further cash management order entered pursuant to the Cases which shall be substantially similar to such final order with updates to reflect the DLP Entities as Debtors and is otherwise reasonably satisfactory to the DIP Agent.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or Basel IV, as applicable, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means the occurrence of, any of, (i) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of the aggregate voting and economic power of the Equity Interests of each Subsidiary of Holdings (including GWG Life), free and clear of all Liens (except Permitted Liens); or (ii) a “change of control” occurs under any Material Indebtedness (other than the Credit Documents) of Borrower or any of its Subsidiaries.

“Claiming Guarantor” as defined in Section 7.2(b).

“Closing Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.

“Closing Date Known Maturities” means each Policy for which the applicable DLP Entity has received notice that each Insured under such Policy has died as of the Business Day prior to the Closing Date, as set forth on Schedule 2.17(a).

“Closing Date Refinancing” as defined in Section 2.5(b).

“Closing Fee” means the structuring fee described in the Administrative Agent Fee Letter.

“Collateral” means, collectively (i) all of the real, personal and mixed property (including Equity Interests in GWG Life, the Restricted Subsidiaries, FOXO and BEN) in which Liens are purported to be granted pursuant to the DIP Order or Collateral Documents as security for all or any part of the Obligations under this Agreement and the Collateral Documents, and, in each case excluding any Excluded Assets, and (ii) “DIP Collateral” or words of similar intent, as defined in the DIP Order.

“Collateral Agent” means Vida in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral Assignment Release” as defined in Section 6.2(d).

“Collateral Documents” means the Security Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents (including any SACCA or Control Agreement) in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the Obligations.

“Collection Account” as defined in Section 2.17(a).

“Commitment” means, individually or collectively, as the context may require, the Revolving Commitment or the Term Loan Commitment. The aggregate amount of the Commitments as of the Closing Date is $630,000,000, as set forth on Schedule 2.1.

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.1.

“Committee” as defined in Section 8.2.

“Communication” as defined in Section 10.22.

“Confirmation Order” means an order of the Bankruptcy Court confirming an Approved Plan for the Debtors that is in form and substance reasonably acceptable to the Administrative Agent (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms thereof).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, with respect to any Person, any material provision of any Security issued by such Person or any material indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any material portion of its properties is bound or to which such Person or any material portion of its properties is subject.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ability to exercise voting power, the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Control Agreement” means a “springing” deposit account or securities account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Counterparty” as defined in the Option Agreement.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means each of this Agreement, the Collateral Documents, the Administrative Agent Fee Letter, the Servicing Agreement, the Notes (if any), any Supplemental Collateral Questionnaire, the DIP Order and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof and which are designated as “Credit Documents” pursuant to an agreement between the Borrower and the Administrative Agent.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Commitment at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Extension” means the making of a Loan, which shall be on a Business Day.

“Credit Parties” means the Borrower and the Guarantor Subsidiaries.

“Debtor” as defined in the preamble hereto.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the interest payable on the Loans pursuant to Section 2.7 plus 2.00%.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) is, or a direct or indirect parent company of such Lender is, (i)  the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Requisite Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination by the Administrative Agent or the Requisite Lenders to the Borrower and each Lender, and, if such determination is made by the Requisite Lenders, to the Administrative Agent.

“DIP Facility” as defined in the recitals to this Agreement.

“DIP Facility Proceeds Account” means a deposit account in the name of GWG Life that is maintained at any Account Bank and, in each case, subject to a Control Agreement.

“DIP Motion” means the Debtors’ motion or supplement seeking, among other things: (a) authorization to enter into this Agreement and (b) entry of the DIP Order.

“DIP Order” means an order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the DIP Facility and the Transactions contemplated by this Agreement, in substantially the same form as the order of the Bankruptcy Court that approved the Existing DIP Facility entered on July 18, 2022, authorizing and approving on a final basis, among other things, the DIP Facility and the Transactions contemplated by this Agreement, or otherwise in form and substance reasonably acceptable to the Requisite Lenders (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Requisite Lenders in their reasonable discretion) as to which no stay has been entered.

“DIP Order Entry Date” means the date on which the DIP Order is entered by the Bankruptcy Court.

“DIP Termination Date” as defined in Section 8.2.

“DIP Termination Declaration” as defined in Section 8.2.

“Disposition” means any sale, transfer, lease, conveyance, assignment or other disposition (including any issuance of Equity Interests in a Subsidiary or Subject Entity) of any property by any Person, including any sale, transfer, lease, conveyance, assignment or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests) or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is one (1) year after the Stated Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations described in clause (a) of the definition of “Obligations” and, if any are then in effect, the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“DLP Cash Account” as defined in Section 2.17(a).

“DLP Entities” means, collectively, DLP IV, DLP VI and DLP Holdings VI.

“DLP Holdings VI” means GWG DLP Funding Holdings VI, LLC, a Delaware limited liability company.

“DLP IV” as defined in the preamble hereto.

“DLP IV Agent” means CLMG Corp., as the administrative agent under the DLP IV Credit Agreement.

“DLP IV Credit Agreement” means the Fifth Amended and Restated Loan and Security Agreement, dated as of December 14, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof), among DLP IV, the financial institutions party thereto and the DLP IV Agent.

“DLP Petition Date” as defined in the preamble hereto.

“DLP V” means GWG DLP Funding V, LLC, a Delaware limited liability company.

“DLP V Holdings” means GWG DLP Funding V Holdings, LLC, a Delaware limited liability company.

“DLP VI” as defined in the preamble hereto.

“DLP VI Credit Agreement” means the Credit Agreement, dated as of August 11, 2021(as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof), by and among DLP VI, the lenders from time to time party thereto and National Founders LP, a Delaware limited partnership, as administrative agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” as defined in Section 10.22.

“Electronic Record” as defined in Section 10.22.

“Electronic Signature” as defined in Section 10.22.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that in no event shall any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), any Defaulting Lender, the Borrower, any Subsidiary, any Subject Entity or any other Affiliate of the Borrower be an Eligible Assignee.

“Employee Benefit Plan” means an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Parts II, III or IV of Title I of ERISA or Title IV of ERISA and that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any Restricted Subsidiary, or with respect to which the Borrower or any Restricted Subsidiary may have any liability, other than a Foreign Plan.

“Environmental Laws” means all applicable laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to pollution or to the protection of the environment, natural resources, threatened or endangered species or human health and safety.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing or subscribe for any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of the Borrower or any Restricted Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Restricted Subsidiary within the meaning of this definition with respect to the period such Person was an ERISA Affiliate of the Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation), (b) the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Restricted Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, (i) the withdrawal of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, (j) the receipt by the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) that such Multiemployer Plan is in insolvency pursuant to Section 4245 of ERISA, (ii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iii) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Restricted Subsidiary of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code or (p) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) with respect to which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA).

“Escrow Agent” means Computershare Trust Company, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit E, among the Borrower, the Escrow Agent, the Administrative Agent and the DLP IV Agent relating to the RDB Escrow Account.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Asset” as defined in the Security Agreement.

“Excluded Policy” means (i) any Policy that is in a state of grace or lapse pending or in a similar state, or has lapsed, and (ii) so long as the Servicer is not Magna Servicing, any Policy pledged under this Agreement in respect of which the Servicer is not authorized to, or is not accepted by the related Issuing Insurance Company to, communicate and receive verifications of coverage and obtain other information from such Issuing Insurance Company. With respect to any Policy described under clause (i) of this definition, any such Policy shall cease to be an Excluded Policy on the date Borrower provides evidence to Administrative Agent that the Servicer shall have determined that such Policy is no longer in a state of grace or lapse pending in a similar state, or has lapsed. With respect to any Policy described in clause (ii) of this definition, if the Servicer becomes authorized to, or becomes accepted by the related Issuing Insurance Company to, communicate and receive verifications of coverage and obtain other information from such Issuing Insurance Company, such Policy shall cease to be an Excluded Policy on the date of such authorization or acceptance.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing DIP Financing” as defined in the recitals to this Agreement.

“Exit Facility Borrower” as defined in Section 9.8(c).

“Extraordinary Receipts” means any cash, consideration or other amounts received by or paid to or for the account of any Credit Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.13(a), (b) and (c)), including without limitation foreign, United States, state or local tax refunds, pension plan reversions, settlement proceeds, any insurance proceeds, including any life insurance proceeds, and any purchase price adjustment, net working capital or similar adjustment received in connection with any purchase agreement, merger agreement, contribution agreement or similar agreement, in an aggregate amount exceeding $250,000.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Borrower’s chief executive officer, chief financial officer or responsible accounting or financial officer of the Borrower.

“Fair Share” as defined in Section 7.2(b).

“Fair Share Contribution Amount” as defined in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, effective as of the date hereof (or any amended or successor version that is not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System on such day, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the rate per annum equal to the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from two federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Financed DLP IV/VI Death Benefit Amount” means, with respect to any policy that is owned by DLP IV or DLP VI, the amount equal to (i) the net death benefit payable under such policy minus (ii) any portion of the net death benefit of such policy that is payable to a Person other than DLP IV or its securities intermediary (if such policy is owned by DLP IV) or DLP VI or its securities intermediary (if such policy is owned by DLP VI) minus (iii) without duplication of any amount described in clause (ii), any portion of the net death benefit of such policy that is payable to, or for the account of, the administrative agent or any lender under either SPV Credit Facility.

“Financial Officer Certification” means, with respect to any consolidated financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements present fairly the consolidated financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.

“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any plan that would be an Employee Benefit Plan but for the fact that it is not subject to United States law and that is maintained or contributed to by the Borrower, any Restricted Subsidiary or, to the extent that the Borrower or any Restricted Subsidiary shall have liability with respect to such Employee Benefit Plan, any of their respective ERISA Affiliates, for or on behalf of its employees whose principal place of employment is outside of the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with reasonable accounting practices, any employer or employee contributions required by applicable laws or by the terms of such Foreign Plan, (b) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, or alleging the insolvency of the Borrower or any Restricted Subsidiary that sponsors, contributes to or participates in such Foreign Plan, (d) the initiation of any action or filing by the Borrower or any Restricted Subsidiary to voluntarily terminate or wind up in whole or in part any Foreign Plan where any such Foreign Plan is not fully funded and that would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary, (e) the incurrence of liability by the Borrower or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, (f) the failure to timely register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be so registered or maintain such standing if such failure to register or loss of such standing would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary or (g) the failure of any Foreign Plan to comply with any material provisions of applicable laws or with the material terms of such Foreign Plan if such failure would result in the incurrence of a liability by the Borrower or any Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FOXO” means FOXO Technologies, Inc., a Delaware corporation.

“FTI” means FTI Consulting, Inc., a Maryland corporation.

“Funding Notice” means a notice substantially in the form of Exhibit D.

“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnity obligations entered into in connection with any Acquisition or any Disposition permitted hereunder (other than any such obligations with respect to Indebtedness). The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guarantor Subsidiary” means each Domestic Subsidiary that is a party hereto as a “Guarantor” and a party to the Security Agreement as a “Grantor” thereunder. As of the Closing Date, GWG Life USA, DLP V Holdings and DLP V shall be the only Guarantor Subsidiaries.

“Guarantors” means each Guarantor Subsidiary; provided that the term “Guarantors” shall also include the Borrower solely for purposes of the Guarantee of Obligations of the other Credit Parties pursuant to Section 7.

“GWG Life” as defined in the preamble hereto.

“GWG Life USA” as defined in the preamble hereto.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, waste or substance that is prohibited, limited or regulated, or that could result in liability, under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdings” as defined in the preamble hereto.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount (determined after giving effect to any prior drawings or reductions that have been reimbursed) of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (i) all Guarantees by such Person of Indebtedness of others and (j) all Disqualified Equity Interests in such Person. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees, expenses and other charges of counsel and consultants but limited to the fees, expenses and charges of a single counsel for all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel for any Indemnitee to the extent necessary), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity, whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to, resulting from or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, the execution, delivery and administration of this Agreement and the other Credit Documents, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)) or (b) any actual or alleged presence or Release of Hazardous Materials on, at or under or from any property currently or formerly owned, leased or operated by the Borrower or any Affiliate or any Environmental Liability related in any way to the Borrower or any Affiliate, including but not limited, in each case, to such amounts that may arise in connection with investigating, preparing to defend or defending against, or participating in, or providing evidence in or preparing to serve or serving as a witness with respect to, any of the foregoing or any proceeding relating thereto, whether or not any such Indemnitee shall be designated as a party or a potential party to such proceeding, and regardless of whether such proceeding is brought by the Credit Parties or any other Person, and whether or not any transactions contemplated hereby or by any other Credit Document are consummated.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Indenture” means the Amended and Restated Indenture, dated as of October 23, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms thereof), among the Borrower and Bank of Utah, as trustee, with respect to the issuance of debt securities.

“Indenture Documents” means the Indenture and the “Collateral Documents” as defined in the Indenture.

“Insurance Event” means any casualty or other insured damage to all or any part of any assets of the Borrower or any Restricted Subsidiary.

“Insured” means a natural person who is named as the insured on a Policy.

“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.

“Intercompany Notes” means, collectively, the (i) Unconditional Demand Note, dated as of September 7, 2021, by GWG Life in favor of DLP IV in the original principal amount of $30,000,000 and (ii) Unconditional Demand Note, dated as of December 14, 2021, by GWG Life in favor of DLP IV in the original principal amount of $20,000,000.

“Interest Payment Date” means each Remittance Date and the Termination Date.

“Interest Rate Adjustment” means, on any date, the greater of (a) 0.00% per annum and (b) (i) the 5-year SOFR swap rate as published by Intercontinental Exchange on the Closing Date minus (ii) 2.75% per annum; provided that in no event shall the Interest Rate Adjustment exceed 0.50% per annum.

“Interim Remittance Date” as defined in Section 2.17(d).

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to a specified Person, (i) any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, (ii) any capital contributions, loans or advances (other than trade advances made by and among the Credit Parties in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in conformity with GAAP) to, (iii) the making or any deposit with, (iv) any Guarantees of any Indebtedness of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or (v) any other investments in (including any investment in the form of transfer of property for consideration that is less than the fair value thereof), any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value of such Equity Interests at the time of the issuance thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Insurance Company” means, with respect to any Policy, the insurance company that is obligated to pay the related benefit upon the death of the related Insured (or if such Policy is a Joint Policy, upon the death of the last Insured to die under such Policy) by the terms of such Policy (or the successor to such obligation).

“Joint Policy” means a Policy with more than one Insured that pays upon the death of the last Insured to die. Unless the context otherwise requires, joint Insureds of a Joint Policy shall collectively count, as applicable, as a “separate individual,” as a “single insured” or as an “insured person”.

“Junior Indebtedness” means any Indebtedness that is subordinated in right of payment to the Obligations or secured on a junior basis with respect to the Collateral securing the Obligations.

“Key Person” as defined in the definition of Key Person Event.

“Key Person Event” means any event or circumstance that results in any of Brian Bailey or Jeffrey S. Stein (each, a “Key Person”) no longer being actively involved in the day-to-day business of the Credit Parties and their Subsidiaries with at least the same level of responsibility as such individual possesses during the previous calendar quarter or no longer devoting substantially all of such individual’s business time and attention to the business of the Credit Parties and their Subsidiaries; provided that such event shall not be a Key Person Event unless the Credit Parties shall have failed to appoint a replacement of any such Key Person who is reasonably acceptable to the Administrative Agent within thirty (30) days of such event or circumstance, with the Administrative Agent’s approval not to be unreasonably withheld, delayed or conditioned; provided further that in the event that (x) the Credit Parties fail to propose any such Person or (y) any such Person proposed by the Credit Parties is not approved by the Administrative Agent within such thirty (30) day period, the Administrative Agent shall have an additional fifteen (15) day period to offer at least five (5) potential chief restructuring officer candidates who shall be employees of FTI, AlixPartners, LLP, Alvarez & Marsal Holdings, LLC, Ankura Consulting Group, LLC, or another Person approved by the Credit Parties in their reasonable discretion, in which case it shall not be a Key Person Event if the Credit Parties accept the appointment of such Person as chief restructuring officer promptly thereafter.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lender Advisors” means (x) Quinn Emanuel Urquhart & Sullivan LLP and Proskauer Rose LLP and (y) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts reasonably retained by the Lenders, including, without limitation, Moelis.

“Lender Valuation” means, with respect to any Policy (other than Excluded Policies) on any date, the value of such Policy as determined by the Administrative Agent in its reasonable discretion in accordance with its methodology and metrics in effect on October 20, 2022 subject to such changes as it may implement (subject to the Borrower’s approval not to be unreasonably withheld) in accordance with market and industry standards, a copy of which shall have been delivered to the Borrower; provided that as of any date of determination with respect to any Policy in respect of which the Borrower (or the Servicer on behalf of the Borrower) has provided written evidence reasonably acceptable to the Administrative Agent evidencing that each Insured under such Policy has died as of such date of determination, the value for such Policy shall be the product of (a) the Financed DLP IV/VI Death Benefit Amount with respect to such Policy and (b) 70%; provided, however, such Policy shall have a Lender Valuation of zero as of any date of determination that is the earlier of (i) six months following the day on which such written evidence is provided to the Administrative Agent and (ii) the date on which any Credit Party, the Administrative Agent, the Servicer or any Lender receives notice that the carrier intends to not pay the amount owed under such Policy. A copy of the Lender Valuation shall be delivered to the Borrower at least thirty (30) days prior to each Calculation Date occurring in January, April, July and October of any year and shall remain in effect for such Calculation Date and the related Remittance Date (and each successive Calculation Date and Remittance Date until the delivery of an updated Lender Valuation pursuant to this sentence).

“Lien” means any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“LNV” means LNV Corporation, in its capacity as lender under the DLP IV Credit Agreement.

“Loan” means any Revolving Loan or Term Loan made by the Lenders to the Borrower pursuant to this Agreement.

“LTV” means, on any date of determination, the fraction, expressed as a percentage, the numerator of which is the aggregate outstanding principal balance of all outstanding Loans and the denominator of which is the sum of the aggregate Lender Valuation of the Policies (other than Excluded Policies and Closing Date Known Maturities) and the amounts held in the Collection Accounts and the Payment Accounts on such date.

“LTV Adjustment” means, on any date: (a) for any portion of the Loans for which the LTV is less than 50%, 6.75% per annum, (b) for any portion of the Loans for which the LTV is less than 60% but greater than or equal to 50%, 8.00% per annum, (c) for any portion of the Loans for which the LTV is less than 70% but greater than or equal to 60%, 10.00% per annum, (d) for any portion of the Loans for which the LTV is less than 80% but greater than or equal to 70%, 13.00% per annum and (e) for any portion of the Loans for which the LTV is greater than or equal to 80%, 15.00% per annum.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Borrower, (b) the ability of the Credit Parties to fully and timely perform their obligations under the Credit Documents, (c) the legality, validity, binding effect or enforceability against the Credit Parties of any Credit Documents to which they are party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under the Credit Documents (other than, in each case, (i) as a result of the events leading up to the commencement of the Cases and those events or circumstances customarily resulting from the commencement of the Cases, in each case, taking into account the effect of the automatic stay under the Bankruptcy Code, and (ii) as a result of the existing proceeding or investigation described on Schedule 4.9 as of the Petition Date, but excluding any subsequent adverse developments, proceedings or actions related thereto based upon facts and circumstances which were not otherwise disclosed to the Administrative Agent by the Borrower on or before the DLP Petition Date).

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $1,000,000 or more and shall include, without limitation, Indebtedness under the Indenture Documents. In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the Cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any Cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the Borrower or any Restricted Subsidiary to Persons that are not Subject Entities or Affiliates of the Borrower or any Restricted Subsidiary, and (ii) in the case of any Asset Sale or Insurance Event, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness of the Borrower or the Restricted Subsidiaries of the types referred to in clauses (a) through (e) of the definition of “Indebtedness” secured by the assets subject thereto, and (B) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower or any Restricted Subsidiary, and the amount of any reserves established by the Borrower or any Restricted Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable that are, in each case, directly attributable to the occurrence of such event.

“Note” means a promissory note issued to any Lender pursuant to Section 2.6(c).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.9 and interest (including such default interest) that would continue to accrue pursuant to the Credit Documents on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including prepayment fees), expenses, indemnification or otherwise, including the fees, expenses and indemnities of the Escrow Agent pursuant to the Escrow Agreement, of the Securities Intermediary pursuant to the SACCA and of any Account Bank pursuant to any Control Agreement.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Option Agreement” as defined in the preamble hereto.

“Option Exercise Date” means October 31, 2022.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“Payment Accounts” has the meaning specified in Section 2.17(a).

“Payment Instructions” as defined in Section 2.17(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Lien” means any Lien permitted by Section 6.2.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” as defined in the recitals hereto.

“PJT” means PJT Partners LP, a Delaware limited partnership.

“Pledged Policy” means each Policy pledged to secure Borrowings under this Agreement.

“Policy” means any life insurance policy.

“Portfolio Assets” means all of the life settlement portfolio assets of all of the DLP Entities.

“Portfolio Owner” as defined in Section 10.6(i).

“Prepayment Premium” means, on the date of any repayment of any Term Loan, an amount equal to (x) the greater of (a) (i) $20,000,000 minus (ii) the aggregate amount of interest paid in respect of the Loans from the Closing Date through the date of such prepayment (including any accrued interest paid in connection with such payment, but excluding any accrued but unpaid interest) and (b) zero times (y) a percentage, the numerator of which is the principal amount of Term Loans being repaid at such time and the denominator of which is the initial aggregate amount of Term Loans hereunder.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Private-Side Information” means any information with respect to the Borrower and the Subsidiaries that is not Public-Side Information.

“Pro Rata Share” means, with respect to any Lender, at any time, (a) with respect to Revolving Loans, the percentage obtained by dividing (i) such Lender’s Revolving Commitment by (ii) the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Term Loans, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender at such time by (ii) the aggregate Term Loan Exposure of all the Lenders at such time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (a) available to all holders of Traded Securities of the Borrower or any Subsidiary or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“RDB Asset” means a residual death benefit asset under a Policy for which the DLP IV Agent, subject to certain conditions, has an irrevocable beneficial interest in three (3%) of the face amount of the death benefit payable under each Pledged Policy (as defined in the DLP IV Credit Agreement).

“RDB Escrow Account” means that certain deposit account held by the Borrower with the Escrow Agent designated as the “RDB Escrow Account” and subject to the Escrow Agreement.

“RDB Purchase Price” means an amount equal to $17,850,000.

“RDB Requirements” as defined in Section 5.11.

“Recipient” means any Agent and any Lender.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Released DIP Parties” as defined in Section 2.23.

“Releasing Parties” as defined in Section 2.23.

“Remittance Date” means the 16th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Requisite Lenders” means (i), at any time there are at least two or more Lenders (counting for purposes of this definition Lenders that are Affiliates or are under common management as one single Lender) having or holding Credit Exposure representing more than 50% of the sum of the Credit Exposure of all the Lenders at such time and (ii) in the event there is only one Lender, such Lender. For purposes of this definition, the amount of Credit Exposure shall be determined by excluding the Credit Exposure of any Defaulting Lender.

“Requisite Revolving Lenders” means (i), at any time there are at least two or more Revolving Lenders (counting for purposes of this definition Revolving Lenders that are Affiliates or are under common management as one single Revolving Lender) having or holding Revolving Commitments representing more than 50% of the sum of the Revolving Commitments of all the Lenders at such time and (ii) in the event there is only one Revolving Lender, such Revolving Lender. For purposes of this definition, the amount of Revolving Commitments shall be determined by excluding the Revolving Commitment of any Defaulting Lender.

“Requisite Term Lenders” means (i), at any time there are at least two or more Term Lenders (counting for purposes of this definition Term Lenders that are Affiliates or are under common management as one single Term Lender) having or holding Term Loans representing more than 50% of the sum of the outstanding Term Loans of all the Lenders at such time and (ii) in the event there is only one Term Lender, such Term Lender. For purposes of this definition, the amount of outstanding Term Loans shall be determined by excluding the Term Loans of any Defaulting Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in Cash, Securities or other property), with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment or distribution, direct or indirect (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of any direct or indirect redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower or any Restricted Subsidiary, (c) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property) of or in respect of principal of or interest or premium on any other Indebtedness, or any payment or other distribution (whether in Cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any other Indebtedness or (d) any payment or other distribution, direct or indirect (whether in Cash, Securities or other property), to any Subject Entity.

“Restricted Subsidiary” means any Subsidiary of Holdings (other than GWG Life), including, without limitation, GWG Life USA, DLP IV, GWG DLP Funding V Holdings, LLC, GWG DLP Funding V, LLC, DLP Holdings VI and DLP VI; provided, that neither GWG MCA Capital, Inc. nor any Subject Entity shall constitute a Restricted Subsidiary for purposes of this Agreement.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in Cash or Cash Equivalents of principal thereof and (b) with respect to any other Investment, any return of capital received by the investor in Cash or Cash Equivalents in respect of such Investment.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make a Revolving Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $40,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loans” as defined in Section 2.1(a).

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Sale Assignment Conditions” as defined in Section 10.6(i).

“Sale Closing Date” as defined in Section 10.6(i)(i).

“Sale Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary Disposes of such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property Disposed of, from such Person or its Affiliates.

“Sale Transaction” means any transaction that results in a direct or indirect transfer of ownership of all of the Portfolio Assets consummated under Section 363 of the Bankruptcy Code or a plan of reorganization, including, for the avoidance of doubt, a sale or transfer of 100% of the Equity Interests in all of the DLP Entities, Holdings or GWG Life, so long as such transfer results in the transfer (direct or indirect) of 100% of the Equity Interests in all of the DLP Entities, including any such sale or transfer (i) in the form of an exchange or grant of Equity Interests to any prepetition creditor of Holdings or GWG Life in connection with the Cases or (ii) consisting of sales or transfers of Equity Interests of Holdings by its shareholders in connection with which sales or transfers.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Crimea region of Ukraine, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the US Department of State, the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs, Trade and Development (Canada), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial, or other sanctions laws, regulations, or embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by OFAC, the U.S. Department of Commerce, or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority in any jurisdiction in which any Credit Party or any of its Subsidiaries is located or doing business.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“SACCA” means, collectively, (i) that certain Amended and Restated Securities Account Control and Custodian Agreement by and among DLP IV, the Administrative Agent and the Securities Intermediary and (ii) that certain Amended and Restated Securities Account Control and Custodian Agreement by and among DLP VI, the Administrative Agent and the Securities Intermediary, in each case dated as of the date hereof or as it may be amended, restated, supplemented, modified or replaced from time to time.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means Wells Fargo, as securities intermediary and custodian under each SACCA, or any other Person that becomes securities intermediary under a SACCA.

“Security Agreement” means the Debtor-In-Possession Security Agreement, dated as of the date hereof, among the Borrower, the other Credit Parties and the Collateral Agent.

“Servicer” means MLF LexServ, LLC, acting as servicer, or any other servicer appointed by the Borrower with the consent of the Administrative Agent (and such consent not to be unreasonably conditioned, withheld or delayed if such appointment is, subject to Section 5.7, a replacement of Magna Servicing).

“Servicing Agreement” means (i) the Amended and Restated Servicing Agreement, dated as of Closing Date, by and between MLF LexServ, LLC and DLP IV, (ii) the Amended and Restated Servicing Agreement, dated as of Closing Date, by and between MLF LexServ, LLC and DLP VI and (iii) any other servicing agreement, in form and substance reasonably satisfactory to the Administrative Agent, entered into by the Borrower after the date hereof with any replacement Servicer.

“Servicing Fees” means, collectively, all fees due and payable to the Servicer pursuant to the Servicing Agreement.

“Shared Services Agreement” means the Shared Services Agreement, dated as of May 27, 2020 and effective as of January 1, 2020, between BEN and Holdings.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Specified Representations” means the representations set forth in Sections 4.1(a), 4.1(b)(ii), 4.3, 4.4(b), 4.6, 4.15, the second sentence of 4.21 and the first sentence of Section 4.22 of this Agreement.

“SPV Credit Facilities” means (i) the DLP IV Credit Agreement and (ii) the DLP VI Credit Agreement.

“Stated Maturity Date” means October 15, 2023.

“Stay Relief Hearing” as defined in Section 8.2.

“Stay Remedy Order” as defined in Section 8.2.

“Subject Entities” means FOXO, BEN and their respective Subsidiaries.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to the Subsidiaries of the Borrower. For purposes of certainty, no Subject Entity shall constitute a Subsidiary of Holdings for purposes of this Agreement.

“Superpriority Claim” as defined in Section 4.23(b).

“Supplemental Collateral Questionnaire” means a certificate providing additional information as may be required to create, perfect or enforce any Liens on any Collateral in a form approved by the Requisite Lenders, acting reasonably.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Lenders’ Term Loan Commitments on the Closing Date is the lesser of (i) 88% of the value of the Policies in force on the Closing Date (using the Lender Valuation as of October 31, 2022), which for the avoidance of doubt shall exclude all Closing Date Known Maturities, and (ii) $590,000,000.

“Term Loan Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time.

“Term Loans” as defined in Section 2.1(a).

“Termination Date” means the earliest of (a) the date the Borrower consummates a 363 Sale Transaction or any other transaction that results in a direct or indirect transfer of ownership of all or substantially all of the life settlement portfolio assets of the Borrower, other than with respect to a Sale Transaction if the Sale Assignment Conditions are satisfied, (b) the date the Bankruptcy Court enters an order (whether interim or final) approving the provision of debtor-in-possession financing to any Credit Party by any Person other than the Lenders, (c) subject to Section 2.2, the termination of unused Commitments with respect to the DIP Facility and/or the date of acceleration of the Loans in accordance with the terms of this Agreement upon and during the continuance of an Event of Default, (d) the date of payment in full in cash of all Obligations (other than any contingent Obligations that survive the expiration or termination of this Agreement) and termination of all the Commitments pursuant to the terms herein and (e) the Stated Maturity Date.

“Traded Securities” means any debt or equity Securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Transactions” means the execution and delivery of this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby and the payment of fees and expenses in connection with the foregoing.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and any disregarded entity (for U.S. federal income tax purposes) owned by such Person.

“U.S. Tax Compliance Certificate” as defined in Section 2.19(f)(ii)(B)(3).

“Valuation Dispute” as defined in Section 2.8.

“Wells Fargo” means Wells Fargo Bank, National Association.

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. The words “not otherwise applied”, and words of similar import, when used with reference to any amount of Net Proceeds of any issuance or sale of Equity Interests that is proposed to be applied to any particular use, payment or transaction, shall be construed to mean that such amount was not previously applied, or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document, as the case may be, as amended, restated, amended and restated, supplemented. waived or otherwise modified from time to time in accordance with its terms (including on or prior to the date hereof), subject to any restriction on any such amendment, restatement, amendment and restatement, supplement. waiver or otherwise modified or other modification set forth herein, (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Terms defined in the UCC as in effect in the State of New York on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Unless the context otherwise requires, any reference herein to DLP IV or DLP VI owning a life insurance policy shall include any life insurance policy that is held in a securities account for the benefit of DLP IV or DLP VI, as applicable.

SECTION 2. LOANS

2.1. Loans. (a) Commitments. Subject to the terms and conditions hereof and in the DIP Order, (i) each Revolving Lender agrees, following the DIP Order Entry Date and upon the satisfaction of the conditions to a Revolving Borrowing set forth in Sections 3.1 and 3.4, to make revolving loans to the Borrower from time to time in an aggregate principal amount of up to such Lender’s Revolving Commitment (provided that such loans will not result in the total Revolving Credit Exposure to exceed the total Revolving Commitment) (the “Revolving Loans”) and (ii) each Term Lender agrees, following the DIP Order Entry Date and upon the satisfaction of the conditions to a Term Borrowing set forth in Section 3.1, to make a term loan to the Borrower on the Closing Date, in an amount equal to such Lender’s Term Loan Commitment (the “Term Loans”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Term Loans borrowed, deemed borrowed or exchanged under Section 2.1(a)(ii) and repaid or prepaid may not be reborrowed.

For the avoidance of doubt, each Person that comprises the Borrower shall be jointly and severally liable for all Obligations.

(b) Borrowing Mechanics for Loans.

(i) Each Loan shall be made as part of a Borrowing made by the Lenders proportionately to their applicable Pro Rata Shares. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount (or such different amount that constitutes the full amount of the applicable Commitment).

(ii) To request a Borrowing, the Borrower Representative shall deliver to the Administrative Agent a fully completed and executed Funding Notice not later than 11:00 a.m. (New York City time) at least three (3) Business Days (in respect of a Borrowing on the Closing Date) or six (6) Business Days (in respect of any Borrowing thereafter) in advance of the proposed Credit Date (which shall be a Business Day). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Borrowing, any failure to make such Borrowing shall be subject to Section 2.7(c).

(iii) Each Lender shall make the principal amount of each Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 p.m. (New York City time) on such Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions precedent specified herein and receipt by the Administrative Agent of all of the proceeds of (i) the Term Loans, subject to Section 2.2, the Administrative Agent will make such Term Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to the DIP Facility Proceeds Account or as otherwise directed by the Borrower and agreed to by the Administrative Agent in its sole discretion, and (ii) the Revolving Loans, subject to Section 2.2, the Administrative Agent will make each such Revolving Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the Payment Account or as otherwise directed by the Borrower and reasonably agreed to by the Administrative Agent.

2.2. Escrow Account. Solely to the extent that the RDB Requirements shall not have been satisfied in full on the Closing Date, a portion of the Term Loan in an amount equal to the RDB Purchase Price shall be deposited in the RDB Escrow Account. From and after the Closing Date, pursuant to the terms of the Escrow Agreement, the Escrow Agent shall be authorized and directed to release to the DLP IV Agent or (solely with respect to the commensurate amount of funds in the RDB Escrow Account related to collections to be paid to the DLP IV Agent resulting from maturities associated with Policies pledged pursuant to the DLP IV Credit Agreement and which maturities occur prior to the funding of the RDB Escrow Account) to the Administrative Agent for distribution to the Term Lenders in repayment of the Term Loans, upon the Escrow Agent’s receipt of evidence of the transfer of full title to and ownership of any portion of the RDB Asset to DLP IV or such other evidence of such transfer as set forth in the Escrow Agreement, an amount equal to the amount set forth on Schedule 2.2 corresponding to the applicable Policy or Policies for which such transfer has occurred or, upon transfer of the RDB Asset for all Policies pledged pursuant to the DLP IV Credit Agreement, the remaining amounts held in and assets credited to the RDB Escrow Account (including all interest and other returns on the assets held in the RDB Escrow Account).

2.3. [Reserved].

2.4. Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable Pro Rata Shares. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan or to satisfy any of its other obligations hereunder.

(b) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the Federal Funds Effective Rate and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Loans. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.5. Use of Proceeds.

(a) The Borrower will use the proceeds of any Revolving Borrowing (as well as any Cash Collateral), solely in accordance with the DIP Order, for payments related to the life settlement portfolios owned by DLP IV and DLP VI (which may be made directly or by capital contributions to the DLP Entities), including (1) the premiums due on such settlement portfolios to maintain their value, (2) fees, expenses and indemnities paid to service providers, including: (A) the Servicer and (B) each securities intermediary holding the life settlement portfolios and (3) operating expenses of the DLP Entities.

(b) The Borrower will use the proceeds of the Term Borrowing (as well as any Cash Collateral, including all cash held in accounts of the DLP Entities on the Closing Date) (i) to repay the Existing DIP Financing and each SPV Credit Facility, together with accrued but unpaid interest, fees and other expenses in respect thereof, under the Existing Credit Agreement or the applicable SPV Credit Facility (the “Closing Date Refinancing”), and (ii) for (a) working capital and general corporate purposes of the Borrower, (b) current interest, fees and expenses under this Agreement and the other Credit Documents, (c) costs, fees and expenses approved under the DIP Order, and (d) administrative costs and expenses related to the administration of the Cases, in each case, not in contravention of any applicable law and not in violation of this Agreement or the other Credit Documents.

Except to the extent set forth in the DIP Order, no proceeds of the DIP Facility, any Collateral or any Cash Collateral may be used for any fees or expenses incurred in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against (i) the Administrative Agent or the Lenders or (ii) in connection with challenging, invalidating, disallowing, recharacterizing, setting aside, avoiding, subordinating, in whole or in part, or taking or attempting to take any other action to render unenforceable, the liens, claims, interests and adequate protection of the Administrative Agent and the Lenders, including for the avoidance of doubt, objecting to or contesting the validity, extent, amount, perfection, priority, or enforceability of the obligations under the DIP Facility or the Liens securing the Obligations.

2.6. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b) Register. The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be prima facie evidence thereof, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans, which shall be substantially in the form attached hereto as Exhibit F.

2.7. Interest on Loans. (a) Subject to Section 2.9, each Loan shall bear interest on the outstanding principal amount thereof from the date made or deemed made through repayment (whether by acceleration or otherwise) thereof as follows at the Applicable Rate.

(b) [Reserved].

(c) [Reserved].

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(e) Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid and (iii) on the Termination Date. Interest payments shall be made in cash only; provided that on each such date on which interest is due and payable on the Loans in cash hereunder and any accrued interest is unpaid as a result of insufficient cash flow to pay such accrued interest in accordance with Section 2.17, such interest shall be paid in kind by ratably increasing the amount of principal of the applicable Loans.

2.8. Lender Valuation Dispute. If the Borrower disagrees with a Lender Valuation relating to a determination of the LTV, it may dispute such Lender Valuation (a “Valuation Dispute”), in which case the Borrower may obtain a valuation of the Collateral from a reputable third-party experienced in valuing Policies that is agreed to by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned and which agreement the Administrative Agent shall be deemed to have provided if it shall not have rejected such request within five (5) Business Days) (a “Borrower Valuation”). In the event the Borrower Valuation (A) is more than ten percent (10%) higher than the Lender Valuation on an aggregate basis and (B) results in an LTV of less than fifty percent (50%), then, on the first Remittance Date occurring after the Borrower obtains such Borrower Valuation, such Borrower Valuation will be used for the determination of the LTV (and for each subsequent Remittance Date, the Lender Valuation, as determined by the Administrative Agent from time to time, will be used for all subsequent determinations of the LTV, subject to the Borrower initiating any future Valuation Disputes in accordance with the terms hereof).

2.9. Default Interest. If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then following any applicable cure period and upon the request of the Requisite Lenders, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is cured or waived. Upon the request of the Requisite Lenders, while any Event of Default exists (other than as a result of the immediately preceding two sentences), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own account, the fees in the amounts and at the times separately agreed upon (including pursuant to the Administrative Agent Fee Letter) in respect of the credit facilities provided herein. Such fees will be in addition to the payment of the Agents’ fees, costs and expenses pursuant to Sections 10.2 and 10.3 hereof.

(b) Fees paid hereunder and pursuant to the Administrative Agent Fee Letter shall be fully earned when due. Such fees shall not be refundable or creditable under any circumstances except as may be expressly agreed in writing by the party to whom such fees are or are to be paid.

2.11. Repayment on Maturity Date. (a) To the extent not previously paid, all Loans shall be due and payable on the Termination Date.

(b) Each repayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.12. Voluntary Prepayments. (a) At any time, the Borrower may, subject to compliance with the conditions set forth in this Section 2.12(a), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess of such amount (or such lesser amount that constitutes the full amount of the Term Loans outstanding).

(b) To make a voluntary prepayment pursuant to Section 2.12(a), the Borrower shall notify the Administrative Agent in writing not later than 11:00 a.m. (New York City time) at least three Business Days prior to the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of each Borrowing or portion thereof to be prepaid, and shall be given in writing. Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.12(a) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.13. Mandatory Prepayments. (a) Asset Sales. On the date of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds in respect of any Asset Sale or any payments or distributions on account of any interest (including any Equity Interest) or other right (including under any debt or other security) that it holds in a Person (including any Subsidiary or Subject Entity), the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds or such payments or distributions.

(b) Insurance Events. On the date of receipt by the Borrower or any Restricted Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Insurance Event, the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(c) Issuance of Debt. On the date of receipt by the Borrower or any Restricted Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d) Extraordinary Receipts. On the date of receipt by the Borrower or any Restricted Subsidiary of any Extraordinary Receipts, the Borrower shall prepay the Term Borrowings in an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipts.

(e) Notice and Certificate. At least one Business Day prior to any mandatory prepayment pursuant to this Section 2.13, the Borrower (i) shall notify the Administrative Agent in writing of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and shall be given in writing. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

2.14. Waivable Mandatory Prepayments. Notwithstanding anything herein to the contrary, any Lender may elect, by written notice to the Administrative Agent at least one Business Day (or such shorter period as may be established by the Administrative Agent in its sole discretion) prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to Section 2.13.

2.15. General Provisions Regarding Payments. (a) All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, to the account of the Administrative Agent in the United States of America most recently designated by it for such purpose and received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.17, 2.18, 2.19, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(d) Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 2:00 p.m. (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.9), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(e) If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent or the Collateral Agent in respect of any of the Obligations, or from any sale of, collection from or other realization upon all or any part of the Collateral, shall be applied in accordance with the application arrangements set forth in Section 8.3.

(f) Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent (i) at any time prior to the third Business Day following the date such amount is distributed to it, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

(g) Any repayment of any Term Borrowing shall be accompanied by (i) all accrued and unpaid interest on the amount prepaid and (ii) the Prepayment Premium (other than (x) with proceeds of indebtedness incurred from the Administrative Agent, any Lender or any of their respective Affiliates or (y) pursuant to Section 2.2 or 2.17).

2.16. Ratable Sharing. The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment of a portion of the aggregate amount of any principal, interest and fees owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender in writing of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.16 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including the application of funds arising from the existence of a Defaulting Lender or any payment made by the Borrower pursuant to Section 2.22, or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.17. Collection Accounts.

(a) Collection Accounts; Payment Accounts. Each of DLP IV and DLP VI has established, continuously maintained and shall continue to maintain, in the name of such DLP Entity, a collections account with the Securities Intermediary bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties (each, and collectively, the “Collection Account”), that at all times shall be subject to the SACCA. Each of DLP IV and DLP VI has established, continuously maintained and shall continue to maintain, in the name of such DLP Entity, a payment account with the Securities Intermediary bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Administrative Agent, on behalf of the Secured Parties (each, and collectively, the “Payment Accounts”), that at all times shall be subject to the SACCA. For the avoidance of doubt, (i) the Borrower shall not have access to the Payment Account (other than “read only” access, which the Administrative Agent shall provide), but the Administrative Agent shall promptly direct the Securities Intermediary to make such transfers as the Borrower reasonably requests pursuant to such Section 2.17(d) below and (ii) without limiting Section 7.6, the Borrower may make withdrawals from the DIP Facility Proceeds Account. Each DLP Entity has established, continuously maintained and shall continue to maintain, in the name of such DLP Entity, a segregated account (each, and collectively, the “DLP Cash Account”) that at all times shall be subject to a Control Agreement.

(b) Collections Held in Trust. If at any time the Borrower, the Servicer, the Securities Intermediary or any of their Affiliates, as the case may be, shall receive any Financed DLP IV/VI Death Benefit Amounts or other proceeds of any Collateral owned by any DLP Entity (other than any Closing Date Known Maturities) other than through payment into the Collection Account, the Borrower shall or shall cause the Servicer, the Securities Intermediary or any such Affiliate thereof to, promptly (but in any event within three (3) Business Days of receipt thereof) remit or cause to be remitted all such Financed DLP IV/VI Death Benefit Amounts or other proceeds to the Collection Account. All Financed DLP IV/VI Death Benefit Amounts received by the Borrower, the Servicer, the Securities Intermediary or any of their Affiliates, shall be (and the Borrower shall cause them to be) held by such Person in trust for the benefit of the Administrative Agent (on behalf of the Secured Parties), subject to the terms of the SACCA. The outstanding principal amount of the Loans shall not be deemed repaid by any amount of the Financed DLP IV/VI Death Benefit Amounts held in trust by any Person, unless such amount is finally paid to the Administrative Agent. Each DLP Entity shall direct each applicable insurance carrier to make any payments in respect of any Closing Date Known Maturity to its DLP Cash Account. In the event that any benefit payments or other amounts in respect of any Closing Date Known Maturity is received in any Collection Account or Payment Account, the Administrative Agent shall promptly direct the Securities Intermediary to transfer such amounts to the applicable DLP Cash Account.

(c) Calculation Date Report. The Administrative Agent, at any time acting alone or jointly with the Borrower, as determined by the Administrative Agent in its sole and absolute discretion, shall instruct the Securities Intermediary to distribute the Financed DLP IV/VI Death Benefits Amounts deposited in the Collection Account, and all other amounts deposited in the Collection Account, in accordance with this Section 2.17. On or prior to each Calculation Date, and any other date selected by the Administrative Agent in its sole and absolute discretion, the Borrower (or upon the failure to provide by Borrower or if the Administrative Agent decides in its sole and absolute discretion to so prepare and deliver such Calculation Date Report, the Administrative Agent) shall prepare and deliver or cause to be prepared and delivered to the Administrative Agent a calculation report substantially in the form attached hereto as Exhibit C (the “Calculation Date Report”) with respect to the related Remittance Date, and the Borrower (or upon the failure of Borrower or if the Administrative Agent decides in its sole and absolute discretion to so prepare and deliver such Payment Instructions, the Administrative Agent) shall simultaneously deliver or cause to be delivered to the Securities Intermediary the payment instructions necessary to make the payments indicated in such Calculation Date Report (the “Payment Instructions”), using a form of instructions reasonably acceptable to the Securities Intermediary. In delivering the instructions, the Administrative Agent shall have the right to rely absolutely upon the information in the Calculation Date Reports, unless the Administrative Agent or the Requisite Lenders provide alternative information to the Borrower by notice in writing (such notice an “Alternative Information Notice”) not more than five (5) Business Days after receipt of the related Calculation Date Report by the Administrative Agent, in which case, the Administrative Agent shall have the absolute right to act in accordance with such Alternative Information Notice. Notwithstanding the foregoing, if the Borrower fails to deliver the related Calculation Date Report or the related Payment Instructions on or prior to the related Calculation Date (or such other date designated by Administrative Agent), or if the Administrative Agent decides in its sole and absolute discretion to so prepare and deliver such Calculation Date Report and Payment Instructions, then the Administrative Agent acting alone, based on information in the Administrative Agent’s possession, shall be entitled to prepare such Calculation Date Report and Payment Instructions and thereby instruct the Securities Intermediary to distribute the Financed DLP IV/VI Death Benefit Amounts deposited in the Collection Account, and all other amounts deposited in the Collection Account, to be distributed in accordance with this Section 2.17. If the Administrative Agent decides to so prepare and deliver the Calculation Date Report and Payment Instructions and instructs the Securities Intermediary to distribute such amounts in accordance with this Section 2.17, the Administrative Agent shall use commercially reasonable efforts to provide the Borrower with reasonably concurrent notice thereof.

(d) On each Remittance Date (and any other Business Day selected by the Administrative Agent in its reasonable discretion in consultation with the Borrower (each such date selected by the Administrative Agent, an “Interim Remittance Date”)), the Administrative Agent shall instruct the Securities Intermediary to distribute from the amount then on deposit in the Collection Account, in accordance with the Payment Instructions related to the Calculation Date Report for such Remittance Date (or any other Interim Remittance Date), upon which the Securities Intermediary may conclusively rely, and the Administrative Agent may, at any time, acting alone, instruct the Securities Intermediary in writing to distribute from the amount then on deposit in the Collection Account in accordance with such written instructions, and in either case, the following amounts in the following order of priority unless otherwise agreed in writing by the parties hereto (and, with respect to any payment to the Securities Intermediary, the Escrow Agent or the Servicer, as consented to by such Person in writing):

(i) First, pro rata (based on amounts owing),

(A) expenses and indemnities then due and payable to the Administrative Agent hereunder; and

(B) fees, expenses and indemnities then due and payable to the Servicer pursuant to the Servicing Agreement, to the Escrow Agent pursuant to the Escrow Agreement, to the Securities Intermediary pursuant to the SACCA and to each Account Bank pursuant to any Control Agreement;

(ii) Second, to the Payment Accounts and the DIP Facility Proceeds Account (provided that all Term Loan proceeds and management fee proceeds shall be deposited in the DIP Facility Proceeds Account) for (A) operating expenses directly related to the management and maintenance of the Policies (including the payment of premiums), other than those described in clause (B) below, that are then owing or payable or are expected to be owing or paid or payable for the period from such Remittance Date until the next scheduled Remittance Date and (B) board and professional fees, management fees and legal fees and expenses then owing or payable in the amount billed for the period from the prior Remittance Date until such Remittance Date solely to the extent (in the case of this clause (B)) (1) funds are available to make such payments and (2) such billed amounts are reasonably related to the operation of DLP IV and/or DLP VI; provided that (x) no payment for the above referenced management fees in this Section 2.17(d)(ii)(B) shall be permitted after the occurrence and during the continuance of a Default or Event of Default, (y) if the LTV is less than 80% on the Calculation Date prior to such Remittance Date, payment for the above referenced fees and expenses in this Section 2.17(d)(ii)(B) shall be limited to a maximum amount of $3,500 per policy per year (to be measured based on the number of Policies on each Calculation Date and due and payable on such Remittance Date) and (z) if the LTV is greater than or equal to 80% on the Calculation Date prior to such Remittance Date, (I) payment for the above referenced management fees described in this Section 2.17(d)(ii)(B) shall be limited to a maximum amount of $900 per policy per year (to be measured based on the number of Policies on each Calculation Date and due and payable on such Remittance Date), (II) payment for the above referenced legal fees and expenses described in this Section 2.17(d)(ii)(B) shall not exceed $310,000 for any month, and (III) payment for the above referenced board and professional fees described in this Section 2.17(d)(ii)(B) shall not exceed $65,000 for any month;

(iii) Third, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

(v) Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

(vi) Sixth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Term Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth payable to them in an amount equal to:

(a) in the event that the LTV is at least 70% at such time, 100% of the remaining available funds (or, if less, the remaining outstanding principal of the Term Loan);

(b) in the event that the LTV is at least 50% at such time but less than 70%, 75% of the remaining available funds (or, if less, the remaining outstanding principal of the Term Loan); and

(c) in the event that the LTV is less than 50% at such time, 60% of the remaining available funds (or, if less, the remaining outstanding principal of the Term Loan); and

(vii) Seventh, the balance, if any, to the Borrower or as otherwise required by law.

(e) Permitted Investments. All funds held in a Collection Account or Payment Account, including any investment earnings thereon, may be invested at the direction of the Borrower in permitted investments in accordance with, and as and to the extent set forth in, the applicable control agreement. All investment earnings in respect of any such investment of funds held in such account shall be deposited into such account.

2.18. Increased Costs; Capital Adequacy and Liquidity. (a) Increased Costs Generally. If any Change in Law shall:

(i) (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.18(a) or 2.18(b) and delivered to the Borrower (with a copy to the Administrative Agent), shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than 120 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Certain Limitations. Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall request, or be entitled to receive, any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.19. Taxes; Withholding, Etc.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf (including in its capacity as the Collateral Agent) or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.19(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.19, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably acceptable to the Administrative Agent or the relevant Lender, as applicable.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of this Section 2.19, the term “applicable law” includes FATCA.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.19(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20. Obligation to Mitigate. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.21. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or the Collateral Agent under the Credit Documents; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account or securities account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Participation as Requisite Lender. The Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held by the Lenders in accordance with their respective applicable Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender.

2.22. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or (c) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders) and with respect to which the Requisite Lenders shall have granted their consent, in each case of immediately preceding clauses (a), (b) and (c), solely so long as such Lender has declined or is unable to designate a different lending or issuing office in accordance with this Agreement, then the Administrative Agent may, at Borrower’s sole expense, upon notice to such Lender and the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (other than existing rights to payment under Sections 2.18 and 2.19) (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all such interests, rights and obligations under this Agreement and the other Credit Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (i) the Borrower shall have caused to be paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and accrued fees and all other amounts payable to it hereunder, (iii) such assignment and delegation does not conflict with applicable law, (iv) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter and (v) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.22 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.23. Release. Each of the Borrower and the Guarantors hereby acknowledge effective upon entry of the DIP Order, and subject to the terms thereof, that the Borrower, the Guarantors and any of their Subsidiaries have no defense, counterclaim, offset, recoupment, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Borrower’s, the Guarantors’ or their respective Subsidiaries’ liability to repay the Administrative Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Administrative Agent or any Lender. Upon entry of the DIP Order, the Borrower and the Guarantors, each in their own right and on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge the Administrative Agent and Lenders and all of Administrative Agent’s and Lenders’ officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them, each solely in their capacity as such (collectively, the “Released DIP Parties”) of and from any and all actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, in each case, existing at the time of entry of the DIP Order, whether in law, equity or otherwise (including, without limitation, those arising under sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), directly or indirectly arising out of, connected with or relating to this Agreement, the DIP Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

2.24. Collateral; Guarantees.

(a) Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the DIP Order and the delivery and execution of this Agreement, the Obligations shall at all times be secured and perfected pursuant to, and have the super-priority claims and Liens in all of the DIP Collateral (as defined in the DIP Order), but in any case, excluding any Excluded Assets, now existing or hereafter acquired, as set forth in the DIP Order and herein.

(b) Payment of Obligations. Subject to the DIP Order, on the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(c) No Discharge; Survival of Claims. Each Debtor agrees that, unless otherwise agreed to by the Administrative Agent (at the direction of the Requisite Lenders) (a) any Confirmation Order entered in the Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after or upon the payment in full in cash to the Secured Parties of all Obligations and termination of the Commitments on or before the effective date of an Approved Plan and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Debtor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Secured Parties pursuant to the DIP Order and the Liens granted to the Collateral Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

(d) Perfection and Protection of Security Interests and Liens; Insurance Premiums. Each Debtor will from time to time deliver to the Agents all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Debtor in form and substance satisfactory to the Agents in their reasonable discretion, in each case, which the Agents request for the purpose of confirming or protecting its lien and security interest in Collateral for the purpose of securing the Obligations. Each Credit Party hereby confirms and acknowledges that, pursuant to the DIP Order, the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral shall be created and perfected, to the maximum extent permitted by law, without the execution or the recordation or filing in any land records or filing offices of, any assignment, security agreements, mortgages, springing control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the DIP Order. Each Credit Party authorizes the Collateral Agent (and its counsel and agents) to file or record, at any time and from time to time, financing statements and other filing or recording documents or instruments, and any amendments, continuations or terminations thereof, with respect to the Collateral, without notice to any Credit Party and without the signature of such Credit Party (unless such signature is required by applicable Law), in such form and in such offices as the Collateral Agent determines in its reasonable discretion is necessary or appropriate to perfect or protect, or continue to perfect or protect, the security interests of the Collateral Agent created under the Credit Documents. Each Credit Party authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets”, “all assets of the debtor, whether now owned or existing or at any time hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Collateral Agent’s discretion, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, in any such financing statements. Each Credit Party hereby ratifies and authorizes the filing by the Collateral Agent (and its counsel and agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(e) Offset. Subject to the terms and conditions set forth in the DIP Order, in addition to any other rights and remedies of the Lenders upon the occurrence and during the continuation of any Events of Default and subject to Section 8.2, each Lender is authorized to set-off and apply, without notice to any Debtor (other than as required in the DIP Order) (i) any and all monies, securities or other property (and the proceeds therefrom) of any Debtor now or hereafter held or received by or in transit to such Lender from or for the account of any Debtor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, any and all deposits (general or special, time or demand, provisional or final) of any Debtor with such Lender, and (ii) any other credits and claims of any Debtor at any time existing against such Lender, including claims under certificates of deposit. During the existence of any Event of Default, but subject to Section 8.2, any Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Debtor, any and all items hereinabove referred to against the Obligations then due and payable.

(f) Value. The direct or indirect value of the consideration received and to be received by each Guarantor (if any) in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder (if any) and under the other Credit Documents, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Guarantor, directly or indirectly.

(g) Collateral. Upon the entry of, and subject to, the DIP Order, all Obligations of the Debtors to the Lenders under the Credit Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out and Liens of the type described in Sections 6.2(e) and (f), at all times:

(i) pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Superpriority Claim status in the Case;

(ii) pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable Liens as of the Petition Date or DLP Petition Date, as applicable, or Liens that were in existence immediately prior to the Petition Date or DLP Petition Date, as applicable, that become perfected subsequent to the Petition Date or DLP Petition Date, as applicable, as permitted by Section 546(b) of the Bankruptcy Code, including, subject to the entry of the DIP Order, the Avoidance Action Proceeds;

(iii) pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all assets of the Debtors, to the extent that such assets are subject to a valid, perfected and non-avoidable Liens as of the Petition Date or DLP Petition Date, as applicable, or Liens that were in existence immediately prior to the Petition Date or DLP Petition Date, as applicable, that are perfected as permitted by Section 546(b) of the Bankruptcy Code (in each case, other than (x) Liens securing Indebtedness permitted by Section 6.1(c) and (y) Excluded Assets); and

(iv) pursuant to Bankruptcy Code section 364(d), be secured by a perfected super-priority priming Lien on all Collateral to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Case, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors, whether now existing or hereafter acquired or arising, that secure Indebtedness created under the Indenture.

2.25. Tax Treatment. The Borrower, each Lender and the Administrative Agent each agree (a) that the Loans are debt for U.S. federal income tax purposes, (b) that the Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4 and (c) to adhere to this Section 2.24 for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.24 is not an admission by any Lender that it is subject to U.S. taxation.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. This Agreement and the obligation of each Lender to make any Credit Extension shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a) Credit Agreement. The Administrative Agent shall have received from the Borrower and each other party hereto a counterpart of this Agreement signed on behalf of such party.

(b) Organizational Documents; Incumbency. The Administrative Agent and the Lenders shall have received, in respect of the Borrower and any Guarantor, a certificate of such Person, dated the Closing Date, and executed by the secretary or an assistant secretary or manager of such Person, attaching (i) a copy of each Organizational Document of such Person, which shall be certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers/manager or general partner of such Person executing each Credit Document, (iii) resolutions of the Board of Managers, Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by such secretary or assistant secretary or manager as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of organization or incorporation, dated the Closing Date or a recent date prior thereto.

(c) Collateral Requirement. The Administrative Agent shall have received from the Borrower and each other party thereto a counterpart of the Security Agreement signed on behalf of such party and the Collateral Agent shall have been granted a first priority Lien on the Collateral. The Collateral Agent and the Lenders shall have received the results of searches of the UCC (or equivalent) filings made with respect to the Credit Parties reasonably satisfactory to the Requisite Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Requisite Lenders that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(d) Evidence of Insurance. The Collateral Agent and the Lenders shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to the Requisite Lenders that the insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(e) Evidence of the SPV Credit Facilities. The Administrative Agent shall have received all documentation or information it shall request (to the extent requested at least two (2) days prior to the Closing Date) in relation to the DLP IV Credit Agreement and the DLP VI Credit Agreement, including any amendments and notifications delivered to the lender(s) and the borrower(s) thereunder.

(f) Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses (including the Closing Fee, all legal fees and expenses and recording fees) and other amounts due and payable on or prior to the Closing Date pursuant to the Credit Documents and the Administrative Agent Fee Letter. The Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter.

(g) Closing Date Certificate. The Administrative Agent and the Lenders shall have received the Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments thereto.

(h) PATRIOT Act. At least one (1) day prior to the Closing Date, the Lenders and the Administrative Agent shall have received all documentation and other information that the Administrative Agent and/or any Lender reasonably determines is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least two (2) days prior to the Closing Date, and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower, to the extent requested at least two (2) days prior to the Closing Date.

(i) Refinancing. The Administrative Agent shall have received evidence, in form and substance satisfactory to it, that (i) all obligations under the DLP IV Credit Agreement, the DLP VI Credit Agreement and the Existing Credit Agreement have been repaid, satisfied in full and discharged (other than contingent obligations for which no claim has been made) or will be so repaid, satisfied and discharged substantially concurrently with the making of Term Loans hereunder, all guarantees in respect thereof terminated or released and all Liens and security interests securing obligations thereunder released (subject to the RDB Requirements), and (ii) all other existing Indebtedness (other than Indebtedness permitted to remain outstanding under Section 6.1) has been repaid, satisfied in full and discharged or will be so repaid, satisfied and discharged substantially concurrently with the making of Term Loans hereunder, all guarantees in respect thereof terminated, and all Liens and security interests securing obligations thereunder released.

(j) Funding Notice. The Administrative Agent and the Lenders’ financial advisor shall have received a fully completed and executed Funding Notice.

(k) Petition Date. The DLP Petition Date shall have occurred, and each of DLP IV and DLP VI shall be a debtor and debtor-in-possession in the Cases.

(l) Bankruptcy Related Items.

(i) The DIP Order, in form and substance satisfactory to the Requisite Lenders in their sole discretion, (A) shall have been entered on the docket of the Bankruptcy Court no more than three (3) Business Days prior to the Closing Date and (B) shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay or appeal, and shall not have been modified or amended in any respect without the prior written consent of the Administrative Agent and the Requisite Lenders.

(ii) The Credit Parties shall be in compliance with the terms of the DIP Order.

(iii) The Debtors shall have made no payments after the DLP Petition Date on account of any Indebtedness arising prior to the Petition Date, unless such payment is made (i) in connection with the Closing Date Refinancing, (ii) with the consent of the Requisite Lenders in their reasonable discretion or (iii) pursuant to orders entered prior to the Option Exercise Date or otherwise acceptable to the Requisite Lenders in their sole discretion.

(iv) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner shall have been appointed in any of the Cases.

(v) The Collateral Agent, for the benefit of the Secured Parties, shall have a valid, perfected and enforceable first priority or superpriority priming, as applicable, lien on the Collateral to the extent set forth in the DIP Order, subject only to the Carve-Out and Liens of the type described in Section 6.2(e) and (f).

(vi) The DIP Order shall have been entered.

(vii) The Option Agreement shall have been executed.

(viii) An order authorizing and approving the Option Agreement, in form and substance satisfactory to the Requisite Lenders in their sole discretion, (A) shall have been entered on the docket of the Bankruptcy Court no more than three (3) Business Days prior to the Closing Date and (B) shall be in full force and effect and shall not have been vacated, stayed, reversed, overturned, modified or amended in any respect without the written consent of the Administrative Agent and the Requisite Lenders.

(ix) The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(m) Required Amendments and Consents. The Administrative Agent shall have received fully executed copies of the following, each in form and substance reasonably satisfactory to the Administrative Agent: (i) an agreement from the general partner of BEN Group consenting to (A) the pledge of the Credit Parties’ limited partnership interests in BEN Group under the Credit Documents and (B) any transfer of such limited partnership interests, in whole or in part, by or on behalf of the Credit Parties (including by or through any Agent) in connection with any enforcement by any Agent of its rights and remedies under the Credit Documents and the admission of the transferee thereof as a limited partner of BEN Group; (ii) an amendment to or waiver of Section 4.11 of the limited partnership agreement of BEN Group providing that a pledge or transfer described in clause (i)(A) or (B) above does not apply to the restrictions in such section of such limited partnership agreement; (iii) a consent from all of the holders of FOXO’s class B common stock to (A) the pledge of the Credit Parties’ preferred stock of FOXO under the Credit Documents and (B) any transfer of such stock, in whole or in part, by or on behalf of the Credit Parties (including by or through any Agent) in connection with any enforcement by any Agent of its rights and remedies under the Credit Documents; and (iv) an agreement from the general partner of BEN Holdings consenting to (A) the pledge of the Credit Parties’ units in BEN Holdings under the Credit Documents and (B) any transfer of such units, in whole or in part, by or on behalf of Credit Parties (including by or through any Agent) in connection with any enforcement by any Agent of its rights and remedies under the Credit Documents and the admission of the transferee thereof as a limited partner of BEN Holdings.

(n) [Reserved].

(o) [Reserved].

(p) Representations and Warranties. The Specified Representations shall be true and correct in all material respects on and as of the Closing Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; provided that, to the extent such representations and warranties are already qualified by materiality, they shall be true and correct in all respects.

(q) No Default. No Default or Event of Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(r) Additional Deliverables. Administrative Agent shall have received, in form and substance satisfactory to it, duly executed copies of each of the other closing deliverables described in the closing checklist attached as Exhibit H.

Each Lender, by delivering its signature page to this Agreement, and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved or accepted or to be satisfied with, each Credit Document and each other document required to be approved by, acceptable or satisfactory to any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

3.2. [Reserved].

3.3. [Reserved].

3.4. Each Credit Extension. The obligation of each Lender to make any Credit Extension on any Credit Date, including the Closing Date and the date of any Borrowing of a Revolving Loan, is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent:

(a) the Administrative Agent shall have received a fully completed and executed Funding Notice and an executed certificate of an Authorized Officer of the Borrower certifying, among other things, that the conditions precedent in Section 3.1 and this Section 3.4 have been satisfied with respect to such requested Credit Extension;

(b) for any Credit Extension made after the Closing Date, the representations and warranties of the Borrower and each other Credit Party contained in Section 4 and in each other Credit Document shall be true and correct in all material respects on and as of such Credit Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date and to the extent such representations and warranties are already qualified by materiality, they shall be true and correct in all respects;

(c) at the time of and immediately after giving effect to such Credit Extension, no Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (b) and (c) above have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, each Lender on the Closing Date and on each Credit Date as follows:

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) subject to the entry of the DIP Order and the terms thereof, has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted and (ii) in the case of the Credit Parties, subject to the entry of the DIP Order and the terms thereof, to execute and deliver the Credit Documents to which it is a party and to perform the other Transactions to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to be materially adverse to the Borrower or any Restricted Subsidiary in any respect.

4.2. Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture and other Person in which the Borrower or any Subsidiary owns any Equity Interests. The Equity Interests owned by any Credit Party in any Subsidiary or Subject Entity have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date (i) there are no Equity Interests in any Restricted Subsidiary outstanding that upon exercise, conversion or exchange would require the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary and (ii) there are no existing options, warrants, calls, rights, commitments or other agreements to which the Borrower or any Restricted Subsidiary is a party requiring the issuance by any Restricted Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Restricted Subsidiary.

4.3. Due Authorization. Subject to the entry of the DIP Order and the terms thereof, the Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder, shareholder or other equityholder action on the part of such Credit Party.

4.4. No Conflict. The Transactions do not and will not (a) other than violations arising as a result of the commencement of the Cases, subject to the entry of the DIP Order and the terms thereof, and except as otherwise excused by the Bankruptcy Code, violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of the Borrower or any Restricted Subsidiary, (c) other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Restricted Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, or (d) except for Liens created under the Credit Documents, result in or require the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary.

4.5. Governmental Approvals. Subject to the DIP Order and the terms thereof, the Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or (c) as could not reasonably be expected to be materially adverse to the Borrower or any Restricted Subsidiary in any respect.

4.6. Binding Obligation. Subject to the DIP Order and the terms thereof, each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is, subject to the DIP Order and the terms thereof, the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (other than with respect to the Debtors).

4.7. [Reserved].

4.8. No Material Adverse Effect. Since the DLP Petition Date, there has been no event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than events and conditions disclosed to the Lenders in writing prior to the Closing Date.

4.9. Adverse Proceedings. Except for the Cases and as set forth on Schedule 4.9, there are no Adverse Proceedings that (a) either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or are not otherwise subject to the automatic stay as a result of the Cases or (b) in any manner question the validity or enforceability of, or otherwise involve, any of the Credit Documents (including questioning the validity or enforceability of any Lien purported to be granted thereunder) or the Transactions.

4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and other Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all federal and other Taxes (whether or not shown on such Tax returns to be due and payable), and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, and there are no claims being asserted in writing with respect to any Taxes, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto to the extent required by GAAP, (b) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code or (c) Taxes that do not individually or in the aggregate exceed $500,000.

4.11. Properties. The Borrower and each Restricted Subsidiary has good, sufficient and marketable title to, or valid licensed rights in (in the case of Intellectual Property), all of their assets, in each case except (a) assets disposed of as permitted by this Agreement and (b) Permitted Liens. As of the Closing Date, no Credit Party or any Subsidiary thereof owns any real property located in the United States.

4.12. [Reserved].

4.13. No Defaults. No Default or Event of Default has occurred and is continuing.

4.14. Investment Company Act. None of the Credit Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15. Federal Reserve Regulations. (a) None of the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

4.16. Employee Benefit Plans. (a) The Borrower, each Restricted Subsidiary and each of their respective ERISA Affiliates is in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed in all material respects all its obligations under each Employee Benefit Plan, and (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the IRS indicating that such Employee Benefit Plan is so qualified. No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that have had, or could reasonably be expected to result, individually or in the aggregate, in material liability to the Borrower or any Restricted Subsidiary. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

4.17. [Reserved].

4.18. Compliance with Laws. Except as excused by the Bankruptcy Code or could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws).

4.19. Disclosure. No documents, certificates or statements or any other written information (other than financial projections (including financial estimates, budgets, forecasts and other forward-looking information) and information of general economic or industry-specific nature) furnished to any Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements theretofore provided); provided that, (a) with respect to financial projections, financial estimates, budgets, forecasts and other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon estimates and assumptions believed by the Credit Parties to be reasonable at the time such information is so furnished (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material) and (b) the Credit Parties are not providing any representations or warranties on the accuracy of any premium payments included on any policy illustration or generated by any actuarial model or the likelihood of increases in any premium payments, any life expectancy estimates contained in life expectancy reports or otherwise, or any other information prepared or provided by third parties (including an insured person, an insured person’s physician, or an insurer). Prior to the date of this Agreement, the Borrower has provided the Administrative Agent with a true, complete and correct copy of each engagement letter that the Borrower is a party to with PJT or FTI. There are no facts known to the Borrower or any Subsidiary (other than matters of a general economic or industry specific nature) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and that have not been disclosed in such documents, certificates, statements or other information.

4.20. [Reserved].

4.21. Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower, employees or Affiliates is a Sanctioned Person. Each of the Borrower and its Subsidiaries and their respective directors, officers, and, to the knowledge of the Borrower, employees or Affiliates is in compliance, in all material respects, with (a) all Sanctions, (b) the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders applicable to the Borrower or any of its Subsidiaries (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders.

4.22. Policies; SPV Credit Facilities. (a) Except as set forth on Schedule 4.22(a)-1, to the knowledge of the Borrower or any of its Subsidiaries after due inquiry, none of the life insurance policies owned by DLP IV or DLP VI is in a state of grace or lapse pending or a similar state, or has lapsed, in each case as of the Petition Date. None of the life insurance policies owned by DLP IV or DLP VI is subject to a collateral assignment in favor of any Person other than the administrative agent and/or lenders under the SPV Credit Facilities. No Person is an irrevocable beneficiary of any life insurance policy owned by DLP IV or DLP VI, other than as set forth on Schedule 4.22(a)-2 or the administrative agent and/or lenders under the DLP IV Credit Agreement as set forth in the Letter Agreement (as defined in the DLP IV Credit Agreement), a true, correct and complete copy of which the Borrower provided to the Administrative Agent prior to the DLP Petition Date.

(b) The aggregate principal amount of Indebtedness outstanding under the DLP IV Credit Agreement as of the date hereof was $275,029,635.91. The maximum amount that DLP IV would have been required to pay to satisfy all of its obligations under the “Transaction Documents” (as defined in the DLP IV Credit Agreement as in effect at the time that this Agreement is executed) consisting of principal and accrued interest and fees (other than legal and agency fees) as of the date hereof was $300,613,366.05.

(c) The aggregate principal amount of Indebtedness outstanding under the DLP VI Credit Agreement as of the date hereof was $111,366,824.42. The maximum amount that DLP VI would have been required to pay to satisfy all of its obligations under the “Loan Documents” (as defined in the DLP VI Credit Agreement as in effect at the time that this Agreement is executed) consisting of principal and accrued interest and fees (other than legal fees) as of the date hereof was $125,013,322.95.

4.23. Cases; DIP Order.

(a) The Cases were commenced on the Petition Date or the DLP Petition Date, as applicable, in accordance with applicable laws and notice thereof was given for (i) the DIP Motion seeking approval of the Credit Documents and the DIP Order and (ii) the hearing for the entry of the DIP Order.

(b) After the entry of the DIP Order, and pursuant to and to the extent permitted in the DIP Order, (i) the Obligations will constitute allowed superpriority administrative expense claims in the Cases having priority over any and all other administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to Section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, and having full recourse against all assets of the Debtors, including, subject to the DIP Order, Avoidance Action Proceeds, subject only to the Carve-Out (the “Superpriority Claims”) and (ii) in respect of any property owned by any Debtor other than Excluded Assets, to the maximum extent permitted by law, the Obligations will be secured by a valid, binding, continuing, enforceable, fully-perfected Lien on all of the Collateral pursuant to Sections 364(c)(2), (c)(3) and (d), subject only to the Carve-Out and Liens of the type described in Sections 6.2(e) and (f).

(c) The DIP Order, upon the entry thereof, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s consent, modified or amended. The Credit Parties are in compliance in all respects with the DIP Order.

(d) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the DIP Order, upon the Termination Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable laws.

(e) To the best of the Credit Parties’ knowledge, the stipulations of the Credit Parties in the DIP Order are true, accurate and correct in all respects.

(f) The Obligations shall not be subject to setoff or recoupment or any such rights under Bankruptcy Code section 553 or otherwise with respect to any claim the Credit Parties may have against the Lenders arising on or before the DLP Petition Date.

4.24. [Reserved].

4.25. Senior Debt. The Obligations constitute “Senior Debt” as defined in the Indenture.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each fiscal month (beginning with the fiscal month ended December 31, 2022), the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income or operations of the Borrower and its Subsidiaries for such fiscal month and (in the case of statements of income or operations) for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(b) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet delivered pursuant to Section 5.1(a), the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(c) Notice of Default and Material Adverse Effect. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action the Borrower or any Restricted Subsidiary has taken, is taking or proposes to take with respect thereto:

(i) the occurrence of any Default or Event of Default; or

(ii) any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) Notice of Adverse Proceedings. Promptly upon any officer of the Borrower or any Restricted Subsidiary obtaining knowledge of (i) any Adverse Proceeding, whether pending or threatened in writing, or (ii) any material and adverse development in any pending or threatened Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such pending or threatened Adverse Proceeding or development;

(e) Shared Services Agreement. Prompt written notice of the occurrence of (i) any failure of Ben or its designee to provide Services (as defined in the Shared Services Agreement) as and when required under the Shared Services Agreement, (ii) any failure of Holdings to pay the Service Fee (as defined in the Shared Services Agreement) as and when due under the Shared Services Agreement, (iii) any Audit (as defined in the Shared Services Agreement) under the Shared Services Agreement, (iv) the termination (or the giving of notice to terminate) the Shared Services Agreement or (v) any other material development, change or default under the Shared Services Agreement;

(f) [Reserved];

(g) Wells Notice. Promptly upon the issuance by the SEC of a Wells Notice to any Credit Party or Restricted Subsidiary or any of their respective shareholders, a copy of such notice;

(h) Information Regarding Credit Parties and Collateral. Thirty (30) days prior written notice of any change in (i) any Credit Party’s legal name, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization or incorporation, (iv) the location of the chief executive office of any Credit Party and (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number;

(i) 21st Services LLC. Borrower will ensure that 21st Services LLC provides “read only” access to all information to which the Borrower has access;

(j) Filed or Distributed Information. Promptly upon their becoming available, copies of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Restricted Subsidiary with the SEC or any Governmental Authority performing similar functions;

(k) Notice of Modifications of Junior Indebtedness Documents. Promptly upon the effectiveness thereof, notice of any execution and delivery of any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Junior Indebtedness or of any amendment, waiver or other modification of any such credit agreement, indenture or other agreement or instrument, together with a copy thereof; and

(l) Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) of the Borrower, any Subsidiary or any Subject Entity, or compliance with the terms of any Credit Document, including access to the Borrower’s books, records, personnel and advisors, in each case, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

5.2. Existence, Licenses, Etc. The Borrower and each Restricted Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all material rights, franchises, licenses and permits necessary for the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries; provided that the foregoing shall not prohibit any transaction permitted under Section 6.8.

5.3. Payment of Taxes. In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in its reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payments), the Borrower and each Subsidiary will file all material Tax returns, and pay all federal and other material post-petition Taxes imposed upon it or any of its properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid solely to the extent that it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, except that such exception shall apply solely so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and in the case of a Tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

5.4. [Reserved].

5.5. Insurance. The Borrower and the Restricted Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, such public liability insurance, third-party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Restricted Subsidiaries (x) as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no greater risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and (y) as may otherwise be required by the Administrative Agent acting in its commercially reasonable judgment. Each such policy of insurance maintained by or on behalf of the Credit Parties shall (a) in the case of liability insurance policies, name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder and (b) in the case of casualty insurance policies, contain a lender’s loss payable clause or endorsement, reasonably satisfactory to the Administrative Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as the lender’s loss payee thereunder, and shall provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than ten days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than thirty days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

5.6. Books and Records; Inspections. The Borrower and each Restricted Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity in all respects with GAAP and all other applicable law are made of all dealings and transactions in relation to its business and activities. The Borrower and each Restricted Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives, agents or advisors) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and condition (financial or otherwise) with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Event of Default has occurred and is continuing, the Borrower’s obligation to reimburse the Administrative Agent for expenses incurred in connection with the inspections performed by the Administrative Agent of the Credit Parties in any single calendar year, including expenses incurred in the review of the books and records of the Credit Parties in connection therewith, shall not exceed $50,000; provided, further, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall not perform audits more frequently than twice in any twelve-month period. Notwithstanding anything to the contrary in this Section 5.6, the Borrower shall not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lender (or their respective representatives or independent contractors) is prohibited by applicable law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

5.7. Servicer Replacement. Not later than six (6) months after the Closing Date (or such later date approved by the Administrative Agent in its sole discretion) the Borrower shall terminate the existing Servicing Agreement with MLF LexServ, L.P. and enter into a Servicing Agreement with Magna Servicing, subject to (i) agreement on terms of a servicing agreement between the Borrower and Magna Servicing and (ii) servicing fees not being in excess of $1,250 per year per policy.

5.8. Compliance with Laws. The Borrower and each Restricted Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities) except in such instances in which (i) such requirement of law is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to comply with such requirements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. [Reserved].

5.10. [Reserved].

5.11. RBD Asset. On or promptly following the Closing Date and upon repayment in full of the DLP IV Credit Agreement (and in any event within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion)), the Borrower will provide to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent as of such date of the following: (i) the transfer of full title to and ownership of the RDB Asset to DLP IV or the Borrower (or any Affiliate or successor entity (or the Securities Intermediary on behalf of DLP IV or the Borrower or such Affiliate or successor entity) as the Administrative Agent may agree in its sole discretion), and (ii) that the Administrative Agent has a valid and perfected security interest in the RDB Asset (clauses (i) and (ii) collectively, the “RDB Requirements”). For the avoidance of doubt, such RDB Asset shall have no further encumbrance upon satisfaction of the RDB Requirements other than Permitted Liens.

5.12. Further Assurances. Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions that may be required under any applicable law, or that the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. Any after-acquired assets shall automatically be subject to fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties, pursuant to and as described in Section 2.26 and the DIP Order. The Borrower will provide to the Administrative Agent, the Collateral Agent and the Requisite Lenders, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent, the Collateral Agent or the Requisite Lenders, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

5.13. [Reserved]

5.14. Use of Proceeds. (a) The Borrower and the other Restricted Subsidiaries will use the proceeds of the Loans made hereunder solely for the purposes set forth in Section 2.5 and in compliance with Section 4.15(b).

(b) The Borrower will not request any Loans and no part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions laws applicable to any party hereto.

5.15. Post-Closing Matters. The Credit Parties shall satisfy each of the requirements set forth in Schedule 5.15 on or before the date specified in Schedule 5.15 for each such requirement, or such later date as may be agreed to by the Administrative Agent in its reasonable discretion.

5.16. Bankruptcy Related Matters. The Borrower will and will cause each of the Guarantors and Restricted Subsidiaries to:

(a) have all orders proposed by the Debtors (i) related to or affecting the Loans and the Credit Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (ii) concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Credit Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Bankruptcy Rules, and (iii) establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, to be in accordance with and permitted by the terms of this Agreement entered prior to the Closing Date or, if thereafter, otherwise reasonably acceptable to the Requisite Lenders in all respects, it being understood and agreed that the forms of orders approved by the Requisite Lenders prior to the Closing Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b) comply in all respects with each order entered by the Bankruptcy Court in connection with the Cases;

(c) comply in a timely manner in all material respects with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court;

(d) [Reserved];

(e) provide the Administrative Agent and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities;

(f) (i) deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent promptly as soon as available but not later than two (2) Business Days (or as soon as reasonably practicable) prior to filing, copies of pleadings, motions, applications, orders, financial information and other documents to be filed by or on behalf of the Credit Parties with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Credit Parties to any official or unofficial committee appointed or appearing in the Cases (including the Committee) or any other party in interest related to a plan, a disclosure statement, plan exclusivity, assumption or rejection of executory contracts and unexpired leases, key employee incentive or retention plans, and each such pleading motion (provided that, in the case of the Cash Management Order, the DIP Order, or in connection with this Agreement and the DIP Facility, such copies shall be provided not later than one (1) Business Day prior to filing) and (ii) use best efforts to deliver any other pleading, motion, application, order, financial information or other document as set forth in, and with the timing set forth in, preceding clause (i) to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent;

(g) if not otherwise provided through the Bankruptcy Court’s electronic docketing system, as soon as available, deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent and Lenders promptly as soon as available, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of the Credit Parties with the Bankruptcy Court in the Cases;

(h) not more than once per week, the Borrower shall make its senior management and its financial advisor available via teleconference to discuss the financial position, cash flows, variances and operations of the Borrower and its Subsidiaries; and

(i) maintain their cash management system as it existed prior to the Closing Date for the benefit of the Lenders, with any changes made in accordance with the Cash Management Order with the prior written consent of the Administrative Agent.

5.17. [Reserved]

5.18. Senior Debt. The Borrower shall ensure that the Obligations shall at all times constitute “Senior Debt” as defined in the Indenture.

SECTION 6. NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

6.1. Indebtedness. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or remain liable with respect to any Indebtedness, except:

(a) Indebtedness created under this Agreement and the other Credit Documents;

(b) Indebtedness created under the Intercompany Notes in an aggregate principal amount not to exceed the aggregate principal amount as of the DLP Petition Date;

(c) Indebtedness created under the Indenture in an aggregate principal amount not to exceed the aggregate principal amount as of the DLP Petition Date;

(d) Indebtedness existing on the date hereof and set forth on Schedule 6.1;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(f) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 6.1;

(g) [Reserved]; and

(h) intercompany Indebtedness permitted under Section 6.6(d).

6.2. Liens. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, incur or permit to exist any Lien on or with respect to any asset of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens created under this Agreement and the other Credit Documents;

(b) any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth on Schedule 6.2;

(c) Liens securing Indebtedness permitted under Section 6.1(c);

(d) Liens securing Indebtedness permitted under Section 6.1(g); provided that (x) such Liens are limited to (i) the assets of the obligors in respect of such Indebtedness that are subject to such liens on the date hereof, including any cash and cash equivalents and assets of such obligors, and (ii) proceeds of assets referred to in clause (i) and (y) such Liens shall be released (the “Collateral Assignment Release”) by not later than 90 days after the Closing Date;

(e) Liens for state, municipal or other local taxes (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(f) materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are (i) not overdue or are being contested in good faith and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Restricted Subsidiaries;

(g) with respect to any insurance policy entered into in the ordinary course of the Borrower’s or such Subsidiary’s business, any customary right of any insured under such policy or the estate thereof, or of any former owner or beneficiary of such policy, to receive any portion of the death benefits payable under such policy in excess of the face amount of such policy that is in the nature of a double indemnity or similar excess benefit payable thereunder under applicable laws or the express terms of such policy;

(h) with respect to any insurance policy entered into in the ordinary course of the Borrower’s or such Subsidiary’s business, any customary right of any irrevocable beneficiary named in respect of such policy on or prior to the date hereof or any right, existing on or prior to the date hereof, of any Person other than the Borrower or any Restricted Subsidiary (or a securities intermediary on its behalf), in each case to receive any portion of the death benefits payable under such policy; and

(i) any right of a securities intermediary in and to any insurance policy entered into in the ordinary course of the Borrower’s business as the record owner or beneficiary thereof.

6.3. No Further Negative Pledges. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, the Indenture Documents or the documents governing any Indebtedness permitted hereunder or the DIP Order or (b) restrictions and conditions existing on the date hereof identified on Schedule 6.3.

6.4. Restricted Junior Payments. Neither the Borrower nor any Restricted Subsidiary will declare or pay or make, or agree to declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, and declare and make other Restricted Junior Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Restricted Subsidiaries), or make payments on Indebtedness to the extent authorized by the Cash Management Order, (b) Holdings may make payments to BEN under the Shared Services Agreement so long as such payments are (i) consistent with prior business practices, except made on a monthly basis rather than quarterly and (ii) made in the ordinary course of business and (c) the Borrower and the Restricted Subsidiaries may repay Indebtedness (i) permitted under Sections 6.1(b) and (ii) permitted under Section 6.1(h) in a manner that is (x) in the ordinary course of business and (y) in accordance with the Cash Management Order. Notwithstanding anything to the contrary contained in this Agreement, any other Credit Document or any motion with the Bankruptcy Court, without a court order, neither the Borrower nor any Restricted Subsidiary will make any Restricted Junior Payment to any Person except as expressly permitted under clauses (a) and (b) above.

6.5. Restrictions on Subsidiary Distributions. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Restricted Subsidiary, (b) to repay or prepay any Indebtedness owing by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary, (c) to make loans or advances to the Borrower or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, the DIP Order, any Credit Document, the Indenture Documents, or the documents governing any Indebtedness permitted hereunder or (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.5.

6.6. Investments. Neither the Borrower nor any Restricted Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Restricted Subsidiary of the Borrower prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments existing on the date hereof that are set forth on Schedule 6.6 (but not any additions thereto (including any capital contributions) made after the date hereof);

(c) GWG Life shall be permitted to make capital contributions from time to time, in cash, to DLP Holdings VI or DLP IV, and DLP Holdings VI shall be permitted to make capital contributions from time to time, in cash, to DLP VI, in each case of this clause (c) solely if such a capital contribution is used by DLP IV or DLP VI, as applicable, to pay premiums on any one or more life insurance policies owned by such Person that are due and payable within 30 days of such capital contribution being made and such policy premiums are so paid within such period or otherwise in accordance with (and to the extent permitted to be paid with the use of proceeds of the Loans under) Section 2.5; and

(d) intercompany Investments that are (i) in the ordinary course of business and (ii) in accordance with the Cash Management Order, including (subject to clause (i)) but not limited to intercompany Investments by the Borrower to DLP IV and DLP VI for payments of ordinary course operating expenses (other than policy premiums, which may be paid to the extent permitted under Section 6.6(c)) but excluding, for the avoidance of doubt, any Investment by the Borrower or any Restricted Subsidiary in or to any Subject Entity.

Notwithstanding anything to the contrary contained in this Agreement, any other Credit Document or any motion with the Bankruptcy Court, without a court order, neither the Borrower nor any Restricted Subsidiary will purchase, acquire, hold, make or otherwise permit to exist any Investment in any Person, or otherwise make any Acquisition, except as expressly permitted under clauses (a) through (d) above.

6.7. Financial Covenants. Subject to paragraph 46 of the DIP Order:

(i) if at any time the LTV is greater than or equal to 90%, the Administrative Agent or the Requisite Lenders may deliver to the DLP Entities a list of suggested policy sales;

(ii) if at any time the LTV is greater than or equal to 95%, the Administrative Agent or the Requisite Lenders may direct the DLP Entities to sell particular policies, in which case the DLP Entities shall use commercially reasonable efforts to sell such policies (and repay the Term Loan with the net proceeds thereof) until the LTV is equal to 85% or less; and

(iii) if at any time (and solely for so long as) the LTV is greater than or equal to 100%, an Event of Default shall be deemed to occur and be continuing.

6.8. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) Neither the Borrower nor any Restricted Subsidiary will merge, consolidate or amalgamate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent all or substantially all of the assets of the Borrower or any Restricted Subsidiary, except:

(i) Dispositions, and exclusive licenses, to any Credit Party;

(ii) Investments made in compliance with Sections 6.6 and 6.10, or the granting of any Liens permitted by Section 6.2;

(iii) Dispositions of assets in any Insurance Event;

(iv) [Reserved]; and

(v) Dispositions permitted by the first sentence of Section 6.8(b).

(b) Notwithstanding anything to the contrary set forth herein, neither the Borrower nor any Restricted Subsidiary shall sell, transfer, pledge, monetize or otherwise Dispose, in any manner whatsoever (other than (x) Liens permitted under Section 6.2 or (y) as permitted under the last sentence of Section 6.10, any interest (including any Equity Interest)) or other right (including under any debt or other security) in any Subsidiary or Subject Entity, unless (i) the Administrative Agent has consented thereto in writing (which such consent may not be unreasonably withheld) or, in the case of any Disposition of any Equity Interest of a Subject Entity, such Disposition is not within the control of the Borrower or any Restricted Subsidiary, and (ii) the Net Proceeds received from any such Disposition are applied immediately in the manner set forth in Section 2.13(a). Notwithstanding anything to the contrary contained in this Agreement, any other Credit Document or any motion with the Bankruptcy Court, without a court order, neither the Borrower nor any Restricted Subsidiary shall merge or consolidate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any Restricted Subsidiary shall Dispose (whether in one transaction or in a series of transactions) of assets that represent a material portion of their assets, except as expressly permitted under clauses (a)(i) through (v) above.

6.9. Sales and Leasebacks. Neither the Borrower nor any Restricted Subsidiary will enter into any Sale Leaseback Transaction.

6.10. Transactions with Affiliates and Subject Entities. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Subject Entity or any Affiliate of the Borrower or such Restricted Subsidiary unless (x) such transaction is on fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties and (y) the Borrower Representative has provided the Administrative Agent with written notice of such transaction at least ten (10) Business Days prior to such transaction; provided that the foregoing restriction shall not apply to (a) transactions solely between or among Credit Parties and not involving any other Affiliate or Subject Entity, (b) any Restricted Junior Payment permitted under Section 6.4, (c) compensation and indemnification arrangements for directors, officers, employees and consultants of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business (including, for the avoidance of doubt, grants of stock options, stock purchase rights, stock exchange rights or other equity-based awards to directors, employees and officers and any “key-man” insurance policy maintained by a Credit Party in the ordinary course of business), (d) transactions in the ordinary course of business and in accordance with the Cash Management Order, (e) [reserved], (f) intercompany Investments permitted under Section 6.6 or (g) with the prior written consent of the Administrative Agent, a transaction entered into solely for the purpose of consummating a Disposition of the type described in Section 6.8(a)(v). Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, exercise any voting or consent rights (to the extent such rights exist) under any agreement with respect to any Subject Entity without the Administrative Agent’s prior written consent (which may not be unreasonably withheld).

6.11. Conduct of Business. Neither the Borrower nor any Restricted Subsidiary will engage in any business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries on the DLP Petition Date.

6.12. Hedge Agreements. Neither the Borrower nor any Restricted Subsidiary will enter into any Hedge Agreement.

6.13. Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Restricted Subsidiary will agree to any amendment, restatement, amendment and restatement, supplement or other modification to, or waiver of any of its rights under, (a) its Organizational Document, (b) any agreement or instrument governing or evidencing any Indebtedness (other than amendments to the SPV Credit Facilities that would not constitute an Event of Default under Section 8.1(m)), (c) the Intercompany Notes, or (d) the Shared Services Agreement (other than any amendment thereto solely to permit payments thereunder to be made monthly), in each case of clauses (a) through (d), without the Administrative Agent’s prior written consent (which may not be unreasonably withheld).

6.14. Fiscal Year. Neither the Borrower nor any Restricted Subsidiary will change its Fiscal Year to end on a date other than December 31.

6.15. Subsidiaries. Neither the Borrower nor any of its Restricted Subsidiaries shall create, acquire or otherwise permit to exist any Subsidiary that is not in existence as of the Closing Date and set forth on Schedule 4.2, other than the Exit Facility Borrower.

6.16. Employee Plans. Without the prior written consent of the Administrative Agent in its reasonable discretion, neither the Borrower nor any Restricted Subsidiary shall make, enter into or implement any amendment, waiver, supplement or other modification to any employment agreement, employee compensation plan or key employee retention plan or incentive plan, or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, or pay or cause to be paid any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans, as applicable, including, without limitation, any transaction or other bonus previously awarded but unpaid, other than (a) the establishment of a key employee incentive plan not to exceed $2,000,000 in the aggregate and for which certain milestones and parameters must be achieved (which milestones and parameters shall be reasonably acceptable to the Administrative Agent) and (b) payment of wages and other amounts in accordance with the Debtors’ “first day” orders or other orders satisfactory to the Administrative Agent in its reasonable discretion.

6.17. Additional Matters. No Debtor shall:

(a) create or permit to exist any Superpriority Claim that is pari passu with or senior to the Superpriority Claims of the Lenders other than the Carve-Out and Liens of the type described in Sections 6.2(e) and (f);

(b) (i) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of any Agent’s or any Lender’s remedies hereunder or under any other Credit Document, except as specifically provided in the DIP Order, or (ii) seek to change or otherwise modify the DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility without the prior written approval of the Administrative Agent;

(c) without the Administrative Agent’s consent (not to be unreasonably withheld) enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise;

(d) assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against the Administrative Agent or the Lenders;

(e) except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Administrative Agent in its reasonable discretion or (iii) as provided pursuant to any other order of the Bankruptcy Court entered prior to the Closing Date or, if thereafter, reasonably acceptable to the Requisite Lenders, make any payment or distribution on account of any Indebtedness arising prior to the Petition Date;

(f) other than to any other Debtor or as otherwise permitted herein, make any payment, or set aside funds for the purpose of making any payments, or otherwise transfer any economic value (including the payment of any fees, costs or expenses of any advisors) to any direct or indirect equity holder of any Debtor solely in its capacity as such;

(g) open or otherwise establish, or deposit, credit or otherwise transfer any cash, cash receipts, securities, financial assets or any other property into a deposit account or securities account other than any deposit account or securities account established with the prior consent of the Agents (or as required by the Cash Management Order) and in which the Collateral Agent has been granted a first-priority perfected lien pursuant to the DIP Order;

(h) without limiting Section 6.17(g), deposit, credit or otherwise transfer any cash, cash receipts, securities, financial assets or any other property into account number 500023916 or 500030960 (or any subaccount of either such account), or any substitution or replacement account or subaccount therefor, maintained at Bell State Bank & Trust; or

(i) engage the Servicer to perform any additional service under the Servicing Agreement if doing so would result in an increase in the Servicing Fees without the Administrative Agent’s prior written consent (which consent may not be unreasonably withheld).

6.18. Sale of Collateral. The Borrower shall not, directly or indirectly, sell, assign, transfer, convey or otherwise Dispose of any Collateral except for (a) assets disposed of as permitted by this Agreement, including Section 6.8, and (b) other Dispositions of Collateral so long as (i) such sales are not to an Affiliate, (ii) such sales or Dispositions are for a price at or above net asset value or fair market value as determined by the Borrower in its reasonable discretion; provided that, to the extent that the LTV is or would be in excess of 90% after giving effect to such sale or Disposition, the price therefor shall not be less than the Lender Valuation therefor, and (iii) under all circumstances, the Administrative Agent (or any Affiliate thereof) will have the right to bid on any assets being sold or Disposed (which right will not be a right of first refusal); provided that Administrative Agent shall (i) have the same amount of time to review the assets being sold or Disposed as the Person that is considering acquiring such Collateral, but in any event not less than ten (10) Business Days, and (ii) the Borrower will make available to the Administrative Agent all information it has with respect to such Collateral that could reasonably impact its value including, for the avoidance of doubt, the carrier, policy, medical records and health knowledge it has or is aware of.

SECTION 7. GUARANTEE

7.1. Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of, or stay imposed under, any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2. Indemnity by the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor Subsidiary under its Obligations Guarantee, the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor Subsidiary shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, the Borrower shall indemnify such Guarantor Subsidiary in an amount equal to the Fair Market Value of the assets so sold.

(b) The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and the Borrower does not indemnify such Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor Subsidiary pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor Subsidiary under its Obligations Guarantee in an amount equal to the Fair Market Value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor Subsidiary). “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a preference, fraudulent transfer or conveyance or transfer at undervalue under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or foreign law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary. “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder or under any Collateral Document.

7.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in Cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other Guarantor or any other Person and whether or not the Borrower, any such other Guarantor or any other Person is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e) any Secured Party may, upon such terms as it deems appropriate, without notice to such Guarantor and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, but in accordance with the Credit Documents (including Section 10.5), at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii)  accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its reasonable discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security or exercise of a power of sale pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under and in accordance with the Credit Documents; and

(f) the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in Cash of the Obligations or release of a Guarantor Subsidiary’s Obligations Guarantee in accordance with Section 9.8(c)(ii)): (i) any failure or omission to assert or enforce or agree or elect not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4. Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Guarantor and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in Cash, the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other Guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower or any other Guarantor, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other Guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in Cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Credit Party, or any Collateral, until the Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated.

7.6. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect (except, in the case of a Guarantor Subsidiary, if such Guarantor Subsidiary’s Obligations Guarantee shall have been released in accordance with Section 9.8(c)(ii)) until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8. Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any Subsidiary at the time of any such making or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Subsidiary. Each Guarantor has adequate means to obtain information from the Borrower and the Subsidiaries on a continuing basis concerning the financial condition of the Borrower and the Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and the Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary now or hereafter known by any Secured Party. In the event that all or any portion of the Obligations are paid by the Borrower or any Subsidiary, the obligations of the Guarantors under this Section 7 shall be reinstated (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or conveyance or transfer at undervalue or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

7.9. Bankruptcy, Etc. Except as set forth in this Agreement or as agreed by the Credit Parties, the obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or similar proceeding of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. Each of the following conditions or events shall be an “Event of Default”:

(a) Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) to pay, within three (3) Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document;

(b) Default in Other Agreements. (i) Failure by the Borrower or any Restricted Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness (other than the Indenture) or any amounts due under any SPV Credit Facility, (ii) other than any Material Indebtedness that automatically accelerates or becomes due as a result of the Cases and is set forth on Schedule 8.1(b), any condition or event shall occur that results in any Material Indebtedness (including the Indenture) or any obligations under any SPV Credit Facility becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity, or in the case of any Hedge Agreement, being terminated, (iii) any condition or event shall occur that that enables or permits the holder or holders of any Material Indebtedness (other than the trustee under the Indenture or the holders of any obligations under any SPV Credit Facility) or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, with or without the giving of notice, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof or (iv) either (A) any portion of the Indebtedness under any Intercompany Note is owed to a Person other than DLP IV or (B) the holder of any Intercompany Note makes a demand thereunder; provided that in no event shall an Event of Default result pursuant to this clause (b) solely as a result of the automatic acceleration of any SPV Credit Facility resulting from the filing of petitions with the Bankruptcy Court commencing cases under Chapter 11 of the Bankruptcy Code for the applicable DLP Entity in accordance with this Agreement or otherwise subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned);

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with (i) any term or condition contained in Section 5.1 (other than clause (a)), 5.2, 5.14, 5.15, 5.16, 5.18 or 6 and such failure shall not have been remedied within the earlier of (x) twenty (20) days after the date of such occurrence or (y) thirty (30) days after the date that the Borrower or any other Credit Party shall have received knowledge of such occurrence or (ii) any term or condition contained in Section 5.1(a) and such failure shall not have been remedied within ten (10) days after the Borrower’s receipt of notice of such failure to perform or comply from the Administrative Agent;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document or the Transactions shall be incorrect in any respect as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date incorrect in any respect as of such specific date);

(e) Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and, except as may be expressly set forth in any such other Credit Document, such failure shall not have been remedied within ten (10) days after such failure to perform or comply;

(f) Involuntary Bankruptcy; Appointment of Receiver. Except with the prior written consent of the Administrative Agent, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of any Restricted Subsidiary that is not a Debtor in an involuntary case under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any Restricted Subsidiary that is not a Debtor under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of any Restricted Subsidiary that is not a Debtor (other than a DLP Entity), and any such event described in this clause (ii) shall continue for forty-five (45) days without having been dismissed, bonded or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Except with the prior written consent of the Administrative Agent, any Restricted Subsidiary that is not a Debtor (other than a DLP Entity) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Laws, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Subsidiary that is not a Debtor (other than a DLP Entity), or over all or a substantial part of its property; or any Restricted Subsidiary that is not a Debtor (other than a DLP Entity) shall make any general assignment for the benefit of creditors; or any Restricted Subsidiary that is not a Debtor (other than a DLP Entity) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Restricted Subsidiary that is not a Debtor (other than a DLP Entity) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);

(h) Judgments and Attachments. One or more judgments arising following the Petition Date for the payment of money in an aggregate amount of $1,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied in writing by the insurer), shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events or Foreign Plan Events that have had, or could reasonably be expected to result in liability which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j) Change of Control. A Change of Control shall occur;

(k) Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee purported to be created under the Credit Documents for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a Disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) the release thereof as provided in Section 9.8(c) or (iii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents; or this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than in accordance with its terms);

(l) Credit Documents. (i) Any Credit Party shall knowingly contest, or knowingly support another Person in any action that seeks to contest, the validity or effectiveness of any Credit Document (other than pursuant to the terms hereof or thereof) or (ii) any Credit Document, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (other than pursuant to the terms hereof or thereof);

(m) DLP IV and DLP VI Policies. If (1) any policy that is owned by, or for the account of, DLP IV or DLP VI shall lapse or be surrendered, (2) during any period of ten (10) or more consecutive days following the date hereof, there are one or more policies owned by, or for the account of, either or both of DLP IV or DLP VI that are in a state of grace or lapse pending or a similar state and that have an aggregate Financed DLP IV/VI Death Benefit Amount which exceeds 2.50% of the aggregate Financed DLP IV/VI Death Benefit Amount of all of the in-force policies then owned by, or for the account of, DLP IV and DLP VI, (3) any policy owned by DLP IV or DLP VI is subject to a collateral assignment in favor of any Person other than the Administrative Agent or the administrative agent and/or lenders under the applicable SPV Credit Facility or (4) any Person is an irrevocable beneficiary of any policy owned by DLP IV or DLP VI, other than as set forth on Schedule 4.22(a)-2 or the administrative agent and/or lenders under the applicable SPV Credit Facility or as set forth in the Letter Agreement (as defined in the DLP IV Credit Agreement), or other than as set forth on Schedule 4.22(a)-3 is a revocable beneficiary of such a policy under which DLP IV or DLP VI, as applicable, does not have material restrictions on its power to change the designation of the beneficiary and realize the benefit of the policy;

(n) Legal Events. The indictment or institution of any legal process or proceeding against any Credit Party, Restricted Subsidiary, Key Person or officer or director of any Credit Party or Restricted Subsidiary, under any federal, state, provincial, municipal or other criminal statute, rule, regulation, order or requirement having the force of law for a felony;

(o) [Reserved];

(p) Restrainment. If a Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Credit Parties and their Subsidiaries, taken as a whole; or

(q) The Cases; Bankruptcy Matters.

(i) the DIP Order at any time ceases to be in full force and effect, or shall be vacated, reversed, stayed, modified or amended without the prior written consent of the Administrative Agent;

(ii) [Reserved];

(iii) dismissal of the Cases or conversion of the Cases to a Chapter 7 case (or the filing of any pleading by the Debtors seeking, consenting to or otherwise supporting such action);

(iv) appointment of a Chapter 11 trustee, a responsible officer or an examiner (other than a fee examiner) with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Debtor in the Case (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);

(v) subject to the Carve-Out and Liens of the type described in Sections 6.2(e) and (f), the Bankruptcy Court’s granting of any Superpriority Claim or Lien on the Collateral which is pari passu with or senior to the Superpriority Claims or Liens of the Lenders in the Case (or the filing of any pleading by a Debtor seeking, consenting to or otherwise supporting such action);

(vi) other than (i) payments authorized by the Bankruptcy Court, (ii) payments in respect of accrued payroll and related expenses as of the commencement of the Cases, (iii) payments in respect of certain critical vendors and other creditors, in each case to the extent authorized by one or more “first day” or other orders, or (iv) in connection with the Closing Date Refinancing, any Debtor shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or payables (including without limitation, reclamation claims);

(vii) the Bankruptcy Court shall enter one or more orders during the pendency of the Cases granting relief from the Automatic Stay to the holder or holders of any Lien to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor in an aggregate amount in excess of $250,000 without the prior written consent of the Administrative Agent;

(viii) the Termination Date shall have occurred;

(ix) [Reserved];

(x) any Debtor petitions the Bankruptcy Court to obtain additional financing pari passu or senior to the Liens securing the Loans without the prior written consent of the Administrative Agent;

(xi) the failure of any Debtor to comply in any material respect with the terms of the DIP Order;

(xii) (A) any Debtor engages in or support any challenge to the validity, perfection, priority, extent or enforceability of the Credit Documents or the Liens on or security interest in the assets of any Debtor securing the Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing such indebtedness or (B) the Debtors engage in or support any investigation or assert any claims or causes of action (or directly or indirectly support assertion of the same) against any Agent or any Lender;

(xiii) after entry of the DIP Order, the entry of any final order in the Case charging any of the Collateral, including under Section 506(c), which is adverse to the Lenders or their rights and remedies under the DIP Facility in the Case;

(xiv) any Debtor shall consummate or seek to obtain Bankruptcy Court approval of any sale or other Disposition of all Collateral or a portion of the Collateral with an aggregate value in excess of $250,000 securing the Loans (other than (1) in ordinary course of business, (2) as permitted by Section 6.8(b) or (3) that would be in an amount sufficient to repay the Obligations in full; provided that for purposes of clarification, in no event shall this parenthetical clause apply to any property owned by DLP IV or DLP VI) without the advance written consent of the Administrative Agent;

(xv) the confirmation of a plan of reorganization or liquidation that is not an Approved Plan, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation;

(xvi) the entry of an order by the Bankruptcy Court in favor of the official committee of bondholders appointed in the Cases on May 9, 2022 (the “Committee”), any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of any Agent or any of the Lenders or (ii) avoiding any Liens held by the Collateral Agent; or

(r) Option Agreement. The Debtors breach the terms of the Option Agreement and such breach excuses the performance by the Counterparty thereunder.

8.2. Remedies. Notwithstanding anything in any Credit Document:

(a) Subject to any applicable notice and cure period under the Credit Documents and/or the DIP Order, immediately upon the occurrence and during the continuation of an Event of Default, and without further order of the Court, the automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit the Agent to, send a declaration (which may be given by electronic mail) to counsel to the Debtors, the U.S. Trustee, and counsel to the Committee (if any) stating that an Event of Default has occurred, the requirements to fund the Carve-Out under paragraphs 13 and 14 of the DIP Order have been triggered and that, (i) the Commitments shall be terminated, reduced, or restricted immediately unless and until the Administrative Agent shall reinstate the same in writing, (ii) declare the DIP Facility then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, which is waived by the Debtors pursuant to this Agreement, (iii) declare a termination, reduction or restriction on the ability of the Debtors to use any Cash Collateral, (iv) terminate the DIP Facility, (v) charge the Default Rate under the DIP Facility, and (vi) exercise any right or remedy with respect to the Collateral or Liens, or take another action or exercise any other right or remedy permitted under the Credit Documents or applicable law (each such declaration shall be referred to as a “DIP Termination Declaration” and the date on which a DIP Termination Declaration is delivered shall be referred to as the “DIP Termination Date”); provided that in the case of the enforcement of liens or other remedies with respect to DIP Collateral pursuant to (vi) of the foregoing, the Agent shall provide the Debtors (with a copy to counsel for the Committee and the U.S. Trustee, and a copy filed with the Bankruptcy Court) with notice, and request an emergency hearing with respect to the same (the “Stay Relief Hearing”).

(b) The Bankruptcy Court shall conduct the Stay Relief Hearing upon no less than five (5) Business Days’ notice to determine whether an Event of Default has occurred. Prior to the Stay Relief Hearing, the Debtors are authorized to use Cash Collateral and proceeds of the DIP Facility solely (x) to satisfy obligations benefitting from the Carve-Out, and (y) as otherwise agreed by the Administrative Agent acting at the direction of the Lenders.

(c) The Court may fashion any appropriate remedy at the Stay Relief Hearing (the “Stay Remedy Order”).

(d) The Bankruptcy Court retains exclusive jurisdiction to hear and resolve any disputes and enter any orders required by the provisions of this Section 8.2 and relating to the application, re-imposition or continuance of the automatic stay as provided hereunder.

8.3. Application of Payments. After the exercise of remedies provided for in this Section 8 (or after the Loans have automatically become immediately due and payable) and the funding of the Carve-Out, any amounts received on account of the Obligations, whether as proceeds of Collateral or otherwise, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law):

First, pro rata (based on amounts then owing), to payment of:

(a) fees, expenses and indemnities then due and payable to the Escrow Agent pursuant to the Escrow Agreement, to the Securities Intermediary pursuant to the SACCA and to any Account Bank pursuant to any Control Agreement; and

(b) that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to each of the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

SECTION 9. AGENTS

9.1. Appointment of Agents. Vida is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Vida to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Requisite Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. Other than Sections 9.7 and 9.8(c), the provisions of this Section 9 are solely for the benefit of the Agents, the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, employees and other Related Parties. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender, or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary or any Lender as a result of, confirmations of the amount of outstanding Loans, any exchange rate determination or currency conversion, in each case except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) Exculpatory Provisions. None of any Agent or any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, no Agent (i) nor any of its Related Parties shall (x) be liable to any Secured Party for any action taken or omitted by any Agent (i) with the consent or at the request of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or Section 10.5), or (y) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (iii) shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, insurance consultants, architects, engineers and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 8.1 or Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender reasonably in advance of such Credit Extension.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Acts in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, if applicable, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans, if applicable, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Closing Date.

9.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligations under the Credit Documents to do so), for and against any and all Indemnified Liabilities of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in its capacity as such; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.6. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the first proviso (but subject to the second proviso) in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (with respect to the fees and expenses of counsel, limited to such fees, expenses and disbursements of counsel to the Agents for which the Agents are entitled payment or reimbursement from any Borrower under Section 10.2 or 10.3) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Credit Parties; provided that such reimbursement by the Lenders shall not affect the Credit Parties’ continuing reimbursement obligations with respect thereto. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding). Each Lender hereby authorizes the Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 9.6. The undertaking in this Section 9.6 shall survive termination of the Commitments, the payment of all other Obligations and the resignation and/or replacement of the Administrative Agent or the Collateral Agent, as the case may be.

9.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders, subject to, unless an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower Representative (not to be unreasonably withheld, conditioned or delayed), shall have the right to appoint a successor; provided that no consent from the Borrower shall be required if the successor is an Affiliate of the predecessor Administrative Agent. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. If the Administrative Agent shall be a Defaulting Lender pursuant to clause (d) of the definition of such term, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and the Administrative Agent remove the Administrative Agent in its capacity as such and, subject to, unless (x) an Event of Default shall have occurred and is continuing, the prior written consent of the Borrower Representative (not to be unreasonably withheld, conditioned or delayed), appoint a successor; provided, that no consent from the Borrower shall be required if the successor is an Affiliate of the predecessor Administrative Agent. Any resignation or removal of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent, and the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event (a) no successor to a resigning Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its intent to resign, the resigning Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment by the day that is 30 days following of the issuance of a notice of removal, the removal shall become effective on such 30th day, and on the date of effectiveness of such resignation or removal, as the case may be, (i) the resigning or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the resigning or removed Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the resigning or removed Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and Collateral Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Sections 10.2 and 10.3 shall continue in effect for the benefit of such resigning or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Guarantees purported to be created under the Credit Documents, the Collateral and the Credit Documents and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, on behalf of such Secured Party, any Collateral Documents that the Administrative Agent or the Collateral Agent determines in its reasonable discretion to execute and deliver in connection with the Credit Documents (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Secured Party).

(b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantees purported to be created under the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and (ii) in the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders (subject to procedures reasonably satisfactory to the Collateral Agent), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. In connection with any such bid referred to in clause (ii) above, (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5(a)), (C) the Collateral Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata among the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(c) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i) When all Obligations have been paid in full (excluding (i) contingent obligations as to which no claim has been made and (ii) unpaid interest, fees and expenses so long as such unpaid interest and expenses are assumed by a borrower under a replacement credit facility on terms set forth in the draft Credit Agreement among GWG DLP Funding VIII, LLC, a to-be-formed wholly owned subsidiary of GWG Holdings (such subsidiary, the “Exit Facility Borrower”), as borrower, the lenders party thereto and Vida, as administrative agent, in substantially the form filed with the Bankruptcy Court prior to the date hereof, or otherwise reasonably satisfactory to the Administrative Agent) and all Commitments have terminated, the Liens granted to the Collateral Agent or any other Secured Party by the Credit Parties on any Collateral, and all Guarantees provided in any Credit Document, shall be automatically released, without any further action by any Secured Party or any other Person.

(ii) Upon any sale or other transfer by any Credit Party (other than to the Borrower or any Restricted Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person.

(iii) In connection with any termination, release or subordination pursuant to this Section 9.8(c), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination, provided, that, other than in the case of a release pursuant to Section 9.8(c)(i) above, the Borrower or other applicable Credit Party shall have provided the Administrative Agent and the Collateral Agent, at least five (5) Business Days prior to the date of the proposed termination, release or subordination, a request for such termination, release or subordination identifying the terms of the termination, release or subordination in reasonable detail, together with a written certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Credit Documents (and the Lenders hereby authorize and direct each Agent to conclusively rely on such certifications in performing its obligations under this Section 9.8(c)). Any execution and delivery of documents pursuant to this Section 9.8(c) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent;

(d) Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(e) Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Guarantees purported to be created under the Credit Documents, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)), Section 10.24 and all the other provisions of this Agreement relating to Collateral, any such Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the benefits of the Collateral and any such Guarantee to any Secured Party are made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or as a result of any form expiring, or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to Rule 2019 of the Bankruptcy Rules that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.7, 2.9, 2.15, 2.18, 2.19, 10.2 and 10.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders, or the other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address or e-mail address as set forth on Schedule 10.1 or, in the case of any Lender, at such address or e-mail address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given as provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by e-mail, courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, as provided in Section 10.1(b) if sent by e-mail or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent or the Collateral Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including its e-mail address, fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower Representative.

(b) Electronic Communications.

(i) Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person; provided, further, that notices and other communications to the Administrative Agent or the Collateral Agent may be delivered to it at the e-mail address specified in Section 10.1(a). Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the recipient manually (and expressly excluding any electronically read feature) confirming such receipt to the sender thereof, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(ii) Each party hereto understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANTS AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM, AND EACH OF THE AGENTS AND THEIR RELATED PARTIES EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(iv) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any Approved Electronic Communications in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of any Approved Electronic Communications and that may contain Private-Side Information. In the event that any Public Lender has determined for itself not to access any information disclosed through any Approved Electronic Communications or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of any Credit Party or any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. The Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of the Lender Advisors, appraisers, consultants, advisors and agents employed or retained by the Lender or any Agent and its counsel (but, (i) in the case of financial advisors, limited to one (1) financial advisor with respect to the Agent and the Lenders, and (ii) in the case of counsel, limited to the counsel described in the definition of Lender Advisors with respect to the Agent and the Lenders)) incurred by any the Lenders or any Agent in connection with the Cases or the structuring, documentation, negotiation or arrangement of the credit facilities provided for herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower or any other Credit Party, (b) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents (including the reasonable fees, expenses and other charges of appraisers, consultants, advisors (but, in the case of financial advisors, limited to one (1) financial advisor with respect to the Agent and the Lenders) and agents employed or retained by the Collateral Agent and its counsel), (c) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of any appraisers, consultants, advisors (but, in the case of financial advisors, limited to one (1) financial advisor with respect to the Agent and the Lenders) and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral or any insurance process, (d) all out-of-pocket costs and expenses, including reasonable fees, expenses and other charges of counsel (including the reasonable fees, expenses and other charges of appraisers, consultants, advisors (but, in the case of financial advisors, limited to one (1) financial advisor with respect to the Agent and the Lenders) and agents employed or retained by the Collateral Agent and its counsel) and costs of settlement, incurred by any Agent, Lenders, and any Lender Advisor in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings and (e) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Lender Advisors (including the reasonable fees, expenses and other charges of any appraisers, consultants, advisors (but, in the case of financial advisors, limited to one (1) financial advisor with respect to the Agent and the Lenders)), in each case of this clause (e), in connection with the Cases or the negotiation, execution, delivery and administration of the Credit Documents and the Option Agreement, the other instruments, documents and agreements relating to any of the foregoing and the transactions contemplated hereby and thereby or any amendments, modifications or waivers of the provisions hereof or thereof; provided that the aggregate amount required to be paid by the Borrower under this Section 10.2 prior to the Closing Date or otherwise in connection with the negotiation, execution and delivery of the Credit Documents, the Option Agreement, and the documents contemplated thereunder, or the closing of the transactions contemplated hereby or in connection with the Cases prior to the Closing Date, shall not exceed $6,000,000. All amounts due under this Section 10.2 shall be payable by the Borrower on a monthly basis, promptly upon submission by any Agent, Lender, professional or other Person contemplated under this Section 10.2 of an invoice setting forth such fees, costs and expenses.

10.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless each Agent (and each sub-agent thereof) and Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities (x) are determined by a court of competent jurisdiction by final and nonappealable judgment (including the Bankruptcy Court) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of their Affiliates against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction (including the Bankruptcy Court). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY OR OUT OF ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent or any Lender or any Related Party of any of the foregoing on any theory of liability, for indirect, consequential, special or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the syndication of the credit facilities provided for herein, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim for indirect, consequential, special or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party agrees that no Agent or Lender or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 10.3(b)), in the case of any Credit Party, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or Lender or its Related Parties in performing its obligations under this Agreement or any other Credit Document.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 8.2, each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Section 10.5(d), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders, and acknowledged by the Administrative Agent, and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders; provided that (i) any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents, (ii) any amendment, waiver or modification of the definition of “Prepayment Premium” or Section 2.15(g)(ii), or otherwise relating to a Prepayment Premium, shall require only the consent of the Borrower and the Requisite Term Lenders, and (iii) any amendment, waiver or modification of Section 3.4 in respect of any Borrowing of Revolving Loans shall require only the consent of the Borrower and the Requisite Revolving Lenders.

(b) Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i) increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Loan;

(iii) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment) of any Loan;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest, fee or premium;

(v) reduce the principal amount of any Loan;

(vi) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(vii) amend the percentage specified in the definition of the term “Requisite Lenders” or amend the term “Pro Rata Share” or waive, amend or otherwise modify Section 2.16 hereof or Section 4.02 of the Security Agreement (and any comparable provision of any other Collateral Document) in a manner that would alter the pro rata sharing of payments required thereby;

(viii) release all or substantially all the Collateral from the Liens of the Collateral Documents, or all or substantially all the Guarantor Subsidiaries from the Guarantees created under the Credit Documents (or limit liability of all or substantially all the Guarantor Subsidiaries in respect of any such Guarantee), in each case except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with other Debtor Relief Laws or an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents; or

(ix) except as provided by operation of law and otherwise permitted hereunder, amend or modify the Superpriority Claims status of the Obligations under the DIP Order or under any Credit Document,

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall waive, amend or otherwise modify the rights, duties, privileges, protections, indemnities, immunities or obligations of, or any fees or other amounts payable to any Agent without the prior written consent of such Agent.

(d) Certain Permitted Amendments. Notwithstanding anything herein or in any other Credit Document to the contrary:

(i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least three Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement;

(iii) no amendment, waiver or modification of this Agreement shall, unless in writing and signed by the Securities Intermediary, the Escrow Agent or any Account Bank, as applicable, affect the rights of such Securities Intermediary, such Escrow Agent or such Account Bank under this Agreement; and

(iv) this Agreement and the other Credit Documents may be amended in the manner provided in Section 10.24.

Each Lender hereby expressly authorizes the Administrative Agent and/or the Collateral Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(d).

(e) Requisite Execution of Amendments, Etc. With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void; provided that an assignment by the Borrower of its rights and obligations under this Agreement shall be permitted with respect to a Sale Transaction if the Sale Assignment Conditions are satisfied pursuant to Section 10.6(i) below. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided that, notwithstanding the foregoing or any other provision hereof to the contrary, the Securities Intermediary, the Escrow Agent and the Account Bank shall be express third party beneficiaries of this Agreement, entitled to enforce the rights provided thereto herein as if direct parties hereto.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent, the Lenders shall deem and treat the Persons recorded as Lenders in the Register as Lenders hereunder for all purposes of this Agreement and the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof. No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the reasonable discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any registration and processing fee payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent and the Borrower, if applicable) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right of Lenders to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i) any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Administrative Agent and the giving of notice to the Borrower Representative; or

(ii) any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee”, (x) upon receipt of prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent and (y) (1) if no Event of Default exists, upon receipt of prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Borrower Representative or (2) in all other cases, upon the giving of notice to the Borrower Representative;

provided that:

(A) in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than $250,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender;

(B) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; and

(C) unless the Borrower shall otherwise consent thereto, any such assignment shall be accompanied by an assignment by the applicable Lender to the assignee of its pro rata share of obligations under the Option Agreement.

(d) Mechanics. Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent (i) to the extent the assignee is not then already a Lender, an Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.19(f), and (ii) a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable if waived by the Administrative Agent in its sole discretion).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on such Assignment Effective Date; provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8); provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent, the Collateral Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Commitments or Loans or other rights and obligations of such Lender under this Agreement or any other Credit Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of the Treasury regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.20 and 2.22 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank or to any other central bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, other central bank, pledgee or trustee be considered to be a “Lender” hereunder.

(i) Right of Borrower to Assign. Simultaneously with the consummation of a Sale Transaction, this Agreement may be assigned to the owner(s) of all of the Portfolio Assets upon the consummation of such Sale Transaction (collectively, the “Portfolio Owner”) if the following conditions are satisfied (collectively the “Sale Assignment Conditions”):

(i) at least twenty (20) days prior to the date of the consummation of such Sale Transaction (the “Sale Closing Date”), Borrower delivers to the Administrative Agent a written notice signed by Borrower that Borrower elects to assign this Agreement and the other Credit Documents to the Portfolio Owner (the “Assignment Notice”) as of the Sale Closing Date;

(ii) on or prior to the Sale Closing Date, the Portfolio Owner executes and delivers to the Administrative Agent an agreement substantially in the form of Exhibit I or otherwise satisfactory to the Administrative Agent in its sole discretion to be bound by, and assume all obligation of Borrower under, this Agreement and all other Credit Documents;

(iii) on or prior to the Sale Closing Date, the Portfolio Owner executes and delivers to the Administrative Agent all other agreements and documents reasonably requested by the Administrative Agent and reasonably necessary to effectuate the intent and purpose of this Section 10.6(i);

(iv) the Sale Closing Date occurs no later than ninety (90) days after the Administrative Agent receives the Assignment Notice (as such date may be extended by the Administrative Agent in its sole discretion);

(v) the Portfolio Owner shall be a corporation or limited liability company organized and validly existing under the laws of the United States;

(vi) immediately after giving effect to such Sale Transaction, no Default shall have occurred and be continuing; and

(vii) upon and following the consummation of the Sale Transaction, the Collateral Agent shall have a fully perfected, valid security interest in all of the Portfolio Assets.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. Subject to the entry of the DIP Order, none of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent or Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent or Lender), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent, preferential or at undervalue, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR ANY EXERCISE OF REMEDIES IN RESPECT OF COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and the Collateral Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower or any of its Affiliates and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent, the Collateral Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in any marketing materials relating to the credit facilities governed by this Agreement), (c) on a confidential basis, to any rating agency, (d) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) as required by law or pursuant to legal or judicial process (in which case, unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower Representative promptly thereof), (g) as required or requested by any Governmental Authority or by any regulatory or quasi-regulatory authority (including any self-regulatory organization) having jurisdiction or claiming to have jurisdiction over such Agent or such Lender or any of their respective Affiliates, (h) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (i) to the extent that such information was already in possession of such Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates, (j) with the consent of the Borrower, and (k) to any other party to this Agreement. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the Borrower and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement and identified as confidential by the Borrower. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Agent, such parties may disclose Confidential Information as provided in this Section 10.17.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Effectiveness; Entire Agreement. Subject to Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF (BUT DO NOT SUPERSEDE ANY PROVISIONS OF ANY FEE LETTER BETWEEN OR AMONG ANY CREDIT PARTIES AND ANY AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING THAT BY THE TERMS OF SUCH DOCUMENTS ARE STATED TO SURVIVE THE EFFECTIVENESS OF THIS AGREEMENT, ALL OF WHICH PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT).

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. This Agreement, any other Credit Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Credit Document (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding each of the Credit Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Credit Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent or Collateral Agent pursuant to procedures approved by it; provided further, without limiting the foregoing, (a) to the extent the Administrative Agent or Collateral Agent has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

10.23. No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent or Lender, on the one hand, and such Credit Party or its equityholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Agent or Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Agent and Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24. DIP Order. In the event of any conflict between the terms of the DIP Order and the terms of this Agreement or any other Credit Document, the terms of the DIP Order shall govern and control.

10.25. Borrower Representative. Holdings is hereby appointed by Borrower as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Credit Document, and Borrower irrevocably authorizes the Borrower Representative to act as the contractual representative of Borrower under this Agreement and the other Credit Documents.

10.26. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.27. Limitation of Trustee Liability.

It is expressly understood and agreed by the parties hereto that, notwithstanding anything to the contrary set forth in this Agreement or in any document or instrument related hereto (a) this Agreement and any related document, is executed and delivered on behalf of VICOF III Trust (“VICOF Trust”) by Wells Fargo, not individually or personally but solely as Trustee of VICOF Trust, in the exercise of the powers and authority conferred and vested in it under the trust agreement of VICOF Trust, (b) each of the representations, undertakings and agreements herein and therein made by VICOF Trust is made and intended not as a personal representation, undertaking or agreement by Wells Fargo but is made and intended for the purpose of binding only VICOF Trust, (c) nothing herein or therein contained shall be construed as creating any liability on Wells Fargo, individually or personally, to perform on behalf of VICOF Trust any covenant either expressed or implied contained herein or therein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Wells Fargo has not verified or made any investigation as to the accuracy or completeness of any representations and warranties, if any, made by VICOF Trust, and (e) under no circumstances shall Wells Fargo be personally liable for the payment of any indebtedness or expenses of VICOF Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by VICOF Trust under this Agreement or any such other related documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GWG Holdings, Inc.,
as Borrower

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	Chief Executive Officer & Chief Restructuring Officer

GWG Life, LLC,
as Borrower

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	President

GWG DLP FUNDING IV, LLC,
as Borrower

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	President

GWG DLP FUNDING VI, LLC,
as Borrower

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	President

GWG Life USA, LLC,
as a Guarantor

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	President

GWG DLP funding v, LLC,
as a Guarantor

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	Chief Executive Officer & President

GWG dlp funding v holdings, LLC,
as a Guarantor

By:	/s/ Jeffery S. Stein
Name:	Jeffery S. Stein
Title:	Chief Executive Officer & President

[Signature Page to Superpriority Secured Debtor-in-Possession Credit and Guaranty Agreement]

VIDA INSURANCE CREDIT OPPORTUNITY FUND iii gp, llc, as the Administrative Agent and the Collateral Agent

By:	/s/ John Jureller
Name:	John Jureller
Title:	Treasurer

[Signature Page to Superpriority Secured Debtor-in-Possession Credit and Guaranty Agreement]

VICOF III TRUST, as a Lender

By:	Wells Fargo Bank, N.A., solely as Trustee and not in its individual capacity

By:	Computershare Trust Company, N.A., as agent and attorney-in-fact

By:	/s/ Eric Schlemmer
Name:	Eric Schlemmer
Title:	Vice President

VICOF III ACQUISITION, LLC, as a Lender

By:	/s/ John Jureller
Name:	John Jureller
Title:	Treasurer

[Signature Page to Superpriority Secured Debtor-in-Possession Credit and Guaranty Agreement]